Exhibit 99.3

CERVOMED INC. BUSINESS

Unless the context otherwise requires, all references in this Exhibit 99.3 to “we,” “our,” “us,” or “CervoMed” refer to the business of CervoMed Inc.

Overview

We are a clinical stage therapeutics company that is developing treatments for acute and chronic neurodegenerative diseases of the brain and the Central Nervous System (“CNS”), such as Dementia with Lewy Bodies (“DLB”), and other neurologic indications. In DLB, for which there are currently no approved therapies and no disease-modifying drugs in Phase 3 clinical trials, we believe that we are one of the leaders in the industry, as we are the only company of which we are aware with an asset that, in that disease, has shown statistically significant positive effects compared to placebo in a Phase 2a clinical trial and has initiated a Phase 2b clinical evaluation. Our novel approach focuses on reducing the impact of inflammation in the brain, or neuroinflammation, which we believe is a key factor in the manifestation of neurodegenerative disease. Chronic activation of the enzyme, p38 mitogen-activated protein kinase (“MAPK”) alpha (“p38α”) in the neurons (nerve cells) within the brains of people with neurodegenerative diseases is believed to impair how neurons communicate through synapses (the connections between neurons). This impairment, termed synaptic dysfunction, leads to deterioration of cognitive and motor abilities. Left untreated, synaptic dysfunction can result in neuronal loss that leads to devastating disabilities, institutionalization and, ultimately, death. We believe that inhibiting p38α activity in the brain, by interfering with key pathogenic drivers of disease, has the potential to improve cognitive and motor function observed in early-stage neurodegenerative diseases. We also believe it is possible to modify the course of these diseases by delaying permanent synaptic dysfunction and neuron death.

We are developing an oral therapy, neflamapimod, that penetrates the blood-brain barrier and inhibits activity of p38a in the neuron. Based on preclinical and clinical work to date, we believe if neflamapimod is given in the early stages of neurodegenerative diseases, it may reverse synaptic dysfunction and improve neuron health. In preclinical studies, neflamapimod has been shown to reverse the neurodegenerative process in the basal forebrain cholinergic (“BFC”) system, the specific region of the brain that is the site of the major pathology in DLB. We have obtained positive Phase 2a clinical data in DLB, specifically, statistically significant improvement compared to placebo on measures of dementia severity and functional mobility (walking ability). In addition, we previously obtained Phase 2 clinical data in Alzheimer’s Disease (“AD”) that provides support by demonstrating blood-brain-barrier penetration, target engagement, and identification of dose-response.

There are an estimated 700,000 individuals with DLB in each of the United States (“U.S.”) and the European Union (“EU”). The disease in afflicted persons progresses and severely impacts not only their daily lives but that of their caregivers. To date, the management of DLB, involves treating certain cognitive and motor symptoms, with modest albeit transient improvement. No approaches have been shown to clinically slow neuronal loss or prevent cognitive decline, and there are no approved therapies for treating the underlying disease’s process. Our approach is based on understanding the mechanism by which neuroinflammation leads to the initiation of the neurodegenerative process through synaptic dysfunction. In major neurodegenerative diseases, the end result of the process is neuronal loss. Before neuronal loss commences, disease progression in major neurodegenerative disorders, including DLB, initially involves a protracted period of functional loss, particularly with respect to the synapses. We seek to target the molecular mechanisms within neurons that lead to synaptic dysfunction. We believe that successful treatment of synaptic dysfunction will provide patients with an improvement in cognition and motor function in the first few weeks or months after treatment initiation, followed by a slowing of neuronal loss and associated disease progression (i.e., further cognitive and motor function decline). Importantly, the clinical symptoms in DLB are most directly linked to synaptic dysfunction in cholinergic neurons (neurons producing the neurotransmitter acetylcholine) in a part of the brain named the basal forebrain, while scientific and preclinical data with neflamapimod support the notion that neflamapimod treats the molecular mechanisms underlying dysfunction and degeneration of such basal forebrain cholinergic neurons.

Neflamapimod has been evaluated in more than 300 healthy volunteers and patients, including in 149 subjects in Phase 2 clinical trials in either DLB or AD. We have obtained positive Phase 2a clinical data in DLB. Specifically, in a 91-subject, 16-week placebo-controlled Phase 2a clinical trial in DLB, in the all-subject analysis neflamapimod demonstrated improvement vs. placebo in dementia severity (evaluated by the Clinical Dementia Rating Sum of Boxes (“CDR-SB”) test, p=0.023 vs. placebo) and motor function (evaluated by the Timed Up and Go (“TUG”) test, TUG p=0.044 vs. placebo). In secondary analysis, at highest dose (40m three times daily, (“TID”)), significant improvement vs. placebo was also seen on a cognitive test battery. The Phase 2 clinical data in AD provides support through demonstrating blood-brain-barrier penetration, target engagement in the brain, and understanding of dose-response.

Our next step in the clinical development of neflamapimod is the conduct of a Phase 2b placebo-controlled clinical trial intended to confirm the Phase 2a results and provide the data necessary to finalize design of a Phase 3 clinical trial, the general framework of which has been agreed upon with the U.S. Food and Drug Administration (“FDA”). The Phase 2b trial will be fully funded by an awarded grant from the National Institute of Health’s National Institute on Aging (“NIA”) and was initiated in the second quarter of 2023, with anticipated data-readout in the second half of 2024.

Building on what we learned in our Phase 2a trial, the Phase 2b trial, known as RewinD-LB, is a double-blind, 16-week study in 160 patients with early stage DLB randomized 1:1 to 40mg neflamapimod or placebo TID. Patients in both the neflamapimod and placebo groups who complete the main, randomized, double-blinded, 16-week phase of the study will receive neflamapimod on an open label basis for an additional 32 weeks. Key distinctions from Phase 2a trial include (1) the use of a single daily dose regimen of neflamapimod (40mg TID), (2) use of the CDR-SB, a measure of dementia severity, as a primary endpoint, and (3) the exclusion of patients with AD co-pathology, assessed by ptau181 levels in the blood). Clinical trial simulations indicate with the incorporation of these changes from our Phase 2a trial, the RewinD-LB study is designed to have >95%, approaching 100%, statistical power to detect significant improvement over placebo on the CDR-SB.

In addition to its potential to treat DLB, we believe the benefit of targeting neuroinflammation-induced synaptic dysfunction in the basal forebrain cholinergic system can be applied to other neurologic indications including as treatment promoting recovery in the three months after ischemic stroke and as a disease-modifying treatment for Early Onset Alzheimer’s Disease (“EOAD”). The scientific rationale for evaluating neflamapimod to promote recovery after stroke is predicated on the BFC system playing a critical role in recovery, particularly motor function, after ischemic stroke. Impaired activity of that system by residual inflammation limits the extent of recovery that otherwise occurs in the weeks and months after an acute stroke event. Through the same mechanisms as in DLB, neflamapimod would be predicted to reverse suppression of basal forebrain cholinergic function, leading to improved recovery of motor activities. As there are overlapping disease mechanisms, the scientific rationale for EOAD is the same as that for DLB.

In 2012, we entered into an Option and License Agreement (including all subsequent amendments, the “Vertex Agreement”) with Vertex Pharmaceuticals Inc. (“Vertex”) and subsequently acquired an exclusive license from Vertex in 2014 to develop and commercialize neflamapimod for the treatment of AD and other neurodegenerative diseases. We have made a number of discoveries related to our lead product candidate, neflamapimod, which have enabled us to build a wholly owned intellectual property (“IP”) portfolio, which provides protection to 2032 (methods of treating patients suffering from AD) and 2035 (uses of neflamapimod for improving cognition). In addition, we have a patent on the formulation of neflamapimod that is protected through 2039. For more information about the Vertex Agreement, see “—Vertex Agreement” below.

On August 16, 2023, we completed a merger transaction (the “Merger”) in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of March 30, 2023 (the “Merger Agreement”), by and among the Company, Dawn Merger Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and EIP, pursuant to which Merger Sub merged with and into EIP, with EIP surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). Immediately following the Merger, also on August 16, 2023, the Company changed its name from “Diffusion Pharmaceuticals Inc.” to “CervoMed Inc.”

Our Strengths

We believe that the following competitive strengths will allow us to execute on our mission to develop and commercialize disease modifying innovative drug treatments for patients who suffer from DLB and other neurodegenerative diseases:

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Our approach to neurodegenerative diseases is highly differentiated and has the potential to be the first to market specific drug therapy for DLB.  Our approach focuses on reducing the impact of neuroinflammation, which is directly linked with the initiation of the neurodegenerative process through synaptic dysfunction. Our technology targets the molecular mechanisms within neurons that lead to synaptic dysfunction, thereby both improving cognitive function and slowing down the process that leads to neuronal loss. Currently, there are no approved therapies for DLB and there is limited drug development in this area, with neflamapimod being, to our knowledge, the only disease-modifying approach that has demonstrated significant positive effects on clinically outcome measures in a clinical trial in DLB.

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Our drug has the potential to meet a significant unmet medical need and achieve substantial commercial return.  We believe that neflamapimod can address the high unmet medical need with respect to both the cognitive and motor aspects of DLB. DLB is the second most common neurodegenerative dementia, with an estimated 700,000 individuals with the disease in each of the United States and EU. Further, the commercialization model focuses on a neurologist call point, and high pricing leverage due to the high caregiver burden and health care costs associated with DLB.

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The path to approval in DLB does not depend on having to demonstrate an effect on disease progression.  A major challenge in developing effective drug treatments for chronic neurodegenerative diseases, particularly AD, has been that approaches to date do not show improvement in disease outcomes in Phase 2 clinical trials (i.e., trials of less than six-month duration). As a result, demonstration of clinical efficacy depends on clinical trial duration of at least 12 to 18 months and large subject numbers (~1,000 or more), effectively requiring Phase 3 trials designed to show an effect of slowing disease progression relative to placebo treatment. In early-stage DLB, because there is less extensive neuronal loss and fixed deficits compared to AD, there is the potential to reverse disease progression and improve disease outcomes in Phase 2 clinical trials. Moreover, neflamapimod has shown the ability to reverse disease progression and restore function in preclinical studies and has shown improvement vs. placebo on clinically meaningful outcomes in a 16-week Phase 2a clinical trial. If the Phase 2a results are confirmed in the recently initiated Phase 2b trial (the placebo-controlled portion, of which will also be of 16 weeks duration) with a statistically significant difference between placebo and neflamapimod treatment on the primary endpoint, based on discussions we have had with the FDA, and pending confirmation in an end-of-phase 2 meeting with the FDA that we plan to have after Phase 2b, approval for neflamapimod could be obtained with the conduct of a single 24-week treatment duration Phase 3 study involving a few hundred subjects, although there can be no assurances. See section in Exhibit 99.2 titled “Risk Factors-Risks Related to the Company’s Product Development and Regulatory Approval” for a further description of these factors and uncertainties.

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Neflamapimod has been extensively tested in animals and humans.  The safety and tolerability profile has been extensively evaluated and is well understood. Specifically, long-term toxicology studies of neflamapimod have been completed and the drug has been administered to over 300 volunteers and subjects to date, some of whom have received up to 30 times the dose we will be using in our recently initiated Phase 2b clinical trial and plan to utilize in Phase 3.

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We have assembled a highly experienced executive management team.  Our Chief Executive Officer, John Alam, MD, is a biotech industry veteran with 30 years’ experience and is an industry leader in translational medicine. He has a proven track record of creating value through clinical development success, including having played major roles during the clinical development of five innovative drugs that are now on the market, and is an emerging drug development leader in neurodegenerative diseases, including having been the global head of all R&D activities directed towards neurodegenerative diseases at Sanofi, a top ten global pharmaceutical company. Dr. Alam also has direct experience with neflamapimod from his time at Vertex, where he was Executive Vice President, Medicines Development and Chief Medical Officer. Dr. Alam also led the clinical development of Biogen’s first approved drug for the treatment of multiple sclerosis, Avonex. Our Chair of the Board of Directors, Dr. Sylvie Grégoire, is also an industry veteran with 30 years’ experience who previously held executive leadership posts in several multinational life sciences firms. Dr. Grégoire has extensive experience with corporate governance and board operations and is currently also on the board of directors at of two public life sciences companies, Novo Nordisk A/S (NYSE: NVO) and PerkinElmer, Inc. (NYSE: PKI), and one private company, F2G; and she previously was chair of Corvidia Therapeutics (acquired by Novo Nordisk), and member of the board of directors of ViFor Pharma (acquired by CSL) and Cubist Pharmaceuticals (acquired by Merck). Our Chief Financial Officer, William Tanner, through his more than 20 years’ experience as a healthcare research analyst at well recognized investment banks, has expertise and relevant industry experience. Our Chief Operating Officer, Robert J. Cobuzzi, Jr., Ph.D., has over 25 years of cross-functional leadership experience in the pharmaceutical and biotechnology industries across the areas of corporate development, research & development, and operations, including senior leadership positions at Endo International Plc, Adolor Corporation, Diffusion Pharmaceuticals and AstraMerck. Dr. Cobuzzi also currently serves as a Venture Partner for Sunstone Life Science Ventures and also is Chairman of Sunstone’s Business Development Board. Moreover, we benefit from the significant pharmaceutical development experience of our management team members, several of whom have worked on neflamapimod in the past at Vertex and are well acquainted with the unique properties of the compound for application in our target indications.

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To provide a strong scientific underpinning for the neflamapimod program, we have surrounded ourselves with thought leaders in the fields of cell biology, intracellular signal transduction, neurotherapeutics, and translational neuroscience.  Our Scientific Advisory Board (“SAB”) is chaired by Dr. Ole Isacson, who serves as Professor of Neurology at Harvard Medical School and is a Founding Director of Neuroregeneration Research Institute at McLean Hospital. Other members of our SAB include Dr. Lewis Cantley, who serves as the Director of the Sandra and Edward Meyer Cancer Center and as Professor of Cancer Biology in Medicine at Weill Cornell Medical College; Dr. Jeffrey Cummings, Director of the Center for Neurodegeneration and Translational Neuroscience at the Cleveland Clinic, Director Emeritus of the Cleveland Clinic Lou Ruvo Center for Brain Health and Professor at the Cleveland Clinic Lerner College of Medicine; and Dr. Heidi McBride, Canada Research Chair in Mitochondrial Cell Biology and as Professor in the Department of Neurology and Neurosurgery at McGill University.

Our Strategy

Our mission is to develop and commercialize innovative medicines that change the course of the disease of patients who suffer from neurodegenerative diseases.

The key elements of our strategy are:

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Advance clinical development of neflamapimod for treatment of DLB with a focus on moving the program through to Phase 3 initiation in the first half of 2025. We initiated a Phase 2b clinical trial with neflamapimod in DLB in the second quarter of 2023 and anticipate completing enrollment in the first half of 2024. The efficacy data, which would come at the end of the four-month placebo-controlled portion of the trial, are expected in the second half of 2024. With those results in hand, we plan to meet with the FDA in an end-of-phase 2 meeting to finalize the design of a single Phase 3 clinical trial, which we are targeting to initiate in the first half of 2025.

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Advance clinical development of neflamapimod for other disease indications. Neflamapimod’s mechanism of action with respect to treating cholinergic dysfunction and degeneration provides opportunities to advance our drug in a range of neurologic disorders in addition to DLB. Our anticipated second indication is as a three-month treatment following ischemic stroke to promote neurologic recovery, particularly of motor function. A potential third indication is as disease-modifying treatment for EOAD. In addition, we believe there is strong scientific basis for evaluating neflamapimod in combination with anti-amyloid beta directed approaches in Late Onset AD (“LOAD”).

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Commercialize neflamapimod ourselves and/or in collaboration with one or more partners. If neflamapimod receives regulatory approval, we intend to retain significant commercial rights in North America and Europe. In the future, we may seek partners to commercialize our products in other regions.

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Expand our pipeline through in-licensing and acquisitions. We intend to leverage our expertise in drug development and business development, as well as our understanding of translational neuroscience with respect to synaptic dysfunction, to evaluate product candidates that are complementary to neflamapimod in our pursuit of novel therapies for DLB, AD and other neurodegenerative diseases.

Our Approach

Our approach is based on an understanding of the mechanism by which neuroinflammation leads to the initiation and establishment of the neurodegenerative process through dysfunction of synapses (the interconnections between neurons), i.e., synaptic dysfunction. Treating synaptic dysfunction has emerged as a major therapeutic objective to address progression of neurodegenerative diseases, particularly in the early stages prior to the onset of significant cell death. Importantly, in animal models, while neurodegeneration is irreversible, synaptic dysfunction is reversible. In addition, even in animal models of rapidly progressive neurodegeneration, interventions that reverse synaptic dysfunction both improve function and “arrest” the neurodegenerative process. Thus, therapeutic interventions that target synaptic dysfunction have the potential to both reverse and slow disease progression in the early stages of neurodegenerative dementias.

The basal forebrain, and specifically nerve cells producing the neurotransmitter acetylcholine (i.e., “cholinergic neurons”), play critical roles in controlling and optimizing a wide range of cognitive, motor, and visual tasks. Synaptic dysfunction in the basal forebrain cholinergic system is the primary pathogenic driver of disease expression and progression DLB. Basal forebrain cholinergic dysfunction also plays a major role in disease progression in the early stages of AD, and basal forebrain cholinergic function is rate limiting for optimal recovery after ischemic stroke.

In collaborative work conducted with the New York University Langone Medical Center, we have demonstrated that neflamapimod specifically targets the specific molecular mechanisms underlying basal forebrain cholinergic dysfunction, and eventually degeneration, and, as discussed in subsequent sections, can successfully reverse disease progression in animals with basal forebrain cholinergic degeneration.

Our Pipeline

Set forth below is a table presenting our clinical pipeline:

Neflamapimod in Dementia with Lewy Bodies (DLB)

Unmet Medical Need

DLB is the second most common neurodegenerative dementia (after AD), representing 10-20% of the dementia population. The Lewy Body Dementia Association estimates that there are 1.4 million individuals in the United States affected with Lewy body dementia, which includes both Parkinson’s disease dementia (“PDD”) and non-Parkinson’s DLB. As non-Parkinson’s DLB and PDD are prevalent in the United States at a 1:1 ratio, there are approximately 700,000 individuals with DLB in the United States. Furthermore, the prevalence in European countries is similar to that in the United States, and so we believe there are also approximately 700,000 individuals with DLB in the EU.

DLB is characterized by progressive dementia and fluctuating cognition (particularly deficits in attention), visual hallucination, motor dysfunction (disturbances in gait and balance) and sleep disturbances. With respect to life expectancy, in a large cohort of DLB and AD cases (251 DLB, 222 AD), after controlling for age at diagnosis, comorbidity, and antipsychotic prescribing, the survival for DLB was shorter compared to AD, with a median (average) survival of less than four years with DLB (3.3 years for males and 4.0 for females), while that for AD was nearly seven years (6.7 years for males and 7.0 years for females). Antecedent to death, the time progression to severe dementia is also shorter by nearly two years with DLB compared to AD.

Separate from survival and progression to severe disease, even in the mild-to-moderate stages, with deficits occurring in both cognitive and motor function, the disease burden with respect to quality of life and caregiver burden, is greater in DLB than in AD.

Furthermore, patients with DLB are more frequently admitted to general hospitals and utilize inpatient care to a substantially higher degree than do those with AD or the general elderly population. Most importantly, in a large prospective study, mild dementia patients with DLB were admitted to a nursing home after only a median of 1.8 years from presentation and diagnosis, nearly two years shorter than the 3.7 years in the AD group.

There are no disease-modifying treatments available for DLB, so management of DLB currently focuses on relief of symptoms, including its cognitive and parkinsonian (e.g., tremor) manifestations. Though not approved for DLB, cholinesterase inhibitors are used in its management, with some limited, though transient, improvement in cognition and a reduction in the frequency and severity of visual hallucinations. However, despite treatment with cholinesterase inhibitors, the cognitive and functional impairments progress rapidly, caregiver burden remains high, and new treatments are needed for these patients. With respect to the motor component of DLB, dopaminergic medications (e.g., carbidopa/levodopa) work less well in DLB compared to in Parkinson’s disease (“PD”) and patients with DLB generally have a limited response to these medications, which are in any case poorly tolerated in this patient population; a reason for the poor response is that DLB is primarily a disease of the cholinergic system, rather than the dopaminergic system.

Scientific Rationale

Recent evidence indicates that the primary pathology in DLB is in the basal forebrain cholinergic system, degeneration and dysfunction of which drives neurodegeneration in other regions of the brain. A series of publications from the laboratories of William Mobley at UCSD and Ralph A. Nixon at NYU Langone have defined the molecular mechanisms that lead to neurodegeneration of cholinergic neurons. As shown in figure below, the cholinergic degeneration is believed to result from inflammation and various aggregated proteins that lead to aberrant activation of the protein Rab5, a master regulator of endocytosis and endosomal trafficking, further leading to impaired retrograde axonal transport and a block in nerve growth factor (“NGF”) signaling from the synapses back to the neuronal cell body. The resulting loss of trophic support is then believed to lead to dysfunction, and, eventually, degeneration of cholinergic neurons, which are particularly vulnerable to this pathogenic process because of their very long axonal processes. In this pathogenic model for cholinergic degeneration in DLB, a key therapeutic target is Rab5. Neflamapimod was hypothesized to act on Rab5 because of scientific literature showing that the immediate target of neflamapimod, p38α kinase, is the major activator of Rab5. Based on that hypothesis, neflamapimod was evaluated in a preclinical study in an animal model of basal forebrain cholinergic degeneration and in a clinical trial in patients with DLB, a disease in which, basal forebrain cholinergic degeneration is also prominent. The results of those studies were recently published, and the clinical and preclinical findings are summarized in the following sections.

Molecular Mechanisms Underlying Cholinergic Neurodegeneration in DLB and Point of Intervention for Neflamapimod

In distinction to AD, pure DLB (DLB in the absence of concomitant AD) has relatively limited neurodegeneration and neuronal loss in the cortical regions of the brains. Moreover, based on a range of animal and human pathology studies, the cholinergic degenerative process in the basal forebrain is believed to be reversible. The cholinergic neurons in that region of the brain do not die, rather they stop functioning and atrophy (shrink in size). However, as those neurons are still present, they can be rescued and the disease process reversed with successful pharmacological treatment, a possibility that we believe our product candidate, neflamapimod, has demonstrated in preclinical studies involving animal models (see results below). Moreover, we believe that the positive Phase 2a results in DLB described reflect a similar effect on the basal forebrain cholinergic system, with the magnitude of the treatment effect being most prominent in patients with low levels of plasma phosphorylated tau at position 181(“ptaul81”), a plasma biomarker that is associated with both AD co-pathology and neuronal loss in the cortex.

AscenD-LB: Our Phase 2a Clinical Trial in Dementia with Lewy Bodies (DLB)

AscenD-LB was a Phase 2a double-blind, placebo-controlled, 16-week treatment, exploratory clinical trial of neflamapimod in mild-to-moderate DLB conducted at 22 centers in the United States and two centers in the Netherlands. 91 subjects were enrolled between October 2019 and March 2020 and randomized to receive 40 mg neflamapimod capsules or matching placebo capsules (randomized 1:1) for 16 weeks. The dosing regimen was based on weight, with trial participants weighing less than 80 kg receiving capsules twice daily (“BID”) and those weighing greater than or equal to 80 kg receiving capsules TID. All subjects had to have already been receiving oral cholinesterase inhibitor therapy for at least three months (stable dose for greater than six weeks) and continued such therapy without dose modification during the trial.

The major clinical outcome measures were as follows:

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A six test Neuropsychological Test Battery (“NTB”). The NTB is a cognitive test battery designed to evaluate attention, executive function, and visual learning, i.e., the cognitive domains most impacted in DLB. The NTB was analyzed using a standard statistical approach by which the individual test results are normalized by using “z-scores” and the combined using equal weights into a single composite z-score. The two tests within the NTB that evaluate information processing speed (Detection and Identification tests) were also combined into an Attention composite z-score.

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CDR-SB. The CDR-SB is obtained through a semi-structured questionnaire given to both the caregiver and subject and is scored from 0-3 in each of three cognitive (memory, orientation, judgement and reasoning) and three functional domains (community affairs, home & hobbies, personal care)

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TUG test. The TUG test, measuring functional mobility, monitors the time in seconds that a subject takes to rise from a chair, walk three meters, turn around 180 degrees, walk back to the chair, and sit down while turning 180 degrees.

Outcome Measures in AscenD-LB Phase 2a Clinical Trial of Neflamapimod in DLB

The Phase 2a trial results were analyzed by calculating the mean difference between neflamapimod and placebo treatment for each endpoint over the course of the study, and the “p-value” for that difference. The p-value is a statistical term that refers to the probability that the difference between neflamapimod and placebo is due to chance (i.e., that is the difference was a random error), rather than being due to a true treatment effect. For example, a p-value of 0.05 means that there is a 5% probability that the effect is due to chance. By convention, a p-value lower than 0.05 is taken to mean that there is a true drug treatment effect. As the Phase 2a study was an exploratory (i.e., not designed to definitively demonstrate efficacy), any p-value less than 0.05, should be taken as evidence of efficacy, and not definitive demonstration of efficacy. Definitive demonstration of efficacy requires confirmatory trials, such as our Phase 2b trial, in which there is a single prospectively defined primary efficacy endpoint, on which the results show a p-value of less than 0.05.

In the modified intention-to-treat population (all subjects with at least one on-treatment efficacy evaluation) analysis of the AscenD-LB trial, neflamapimod demonstrated improvement vs. placebo in dementia severity (evaluated by the gold standard CDR-SB, p=0.023) and functional mobility (gait or walking ability, as assessed by the TUG test p=0.044). In additional analyses, at highest dose (40mg TID) vs. placebo, significant improvement on NTB was evident (p=0.049). In addition, encouraging positive trends on the 10-item Neuropsychiatric Inventory (“NPI-10”) were seen; particularly with respect to visual hallucinations, where a significant reduction in frequency relative to placebo was seen. We believe, if the effects on multiple aspects of DLB, including on both cognition and gait, are confirmed in Phase 2b and 3, neflamapimod would be a transformative treatment for this serious disease.

Efficacy Results in Phase 2a Trial of Neflamapimod in DLB

Post-hoc analyses of the AscenD-LB data stratified by baseline plasma ptau181 (tau protein phosphorylated at residue 181) have identified this biomarker as an enrichment strategy to further improve treatment response in subjects with DLB. These analyses were conducted because recent scientific literature has demonstrated that DLB subjects with abnormally elevated plasma ptau181 have AD associated co-pathology (specifically amyloid plaque and/or tau pathology by PET scan or cerebrospinal fluid (“CSF”) analysis). Further, compared to subjects with DLB without elevated plasma ptau181, subjects with DLB with elevated plasma ptau181 have more extensive neuronal loss (neurodegeneration) and, therefore, would be expected to be less responsive to treatment. Within the AscenD-LB trial, the subjects without elevated plasma ptaul81 had an average higher treatment response (evaluated by Cohen’s d effect size), compared to the average response in the overall study, and demonstrated significant improvement in cognitive tests of Attention, the CDR-SB, the TUG test, and in a rest of recognition memory (International Shopping List Test recognition index) with Cohen’s d treatment effect size that was greater than 0.7 for each of these endpoints, indicating clinical effects that are moderate-to-large in magnitude. For comparison, in published studies in the scientific literature, the cholinesterase inhibitors have Cohen’s d effect size of approximately 0.3 in the treatment of AD or DLB.

Magnitude of Neflamapimod Treatment Effect vs. Placebo in Subjects with Baseline Plasma ptau181 less than 2.2 pg/mL (i.e., without biomarker evidence of AD co-pathology)*

*By convention the magnitude of a treatment is considered small when the Cohen’s d effect size between 0.2 and, moderate when it is 0.4 to 0.8 and large when it is 0.8 or greater.

The initial results of the AscenD-LB trial were published in the major scientific journal Nature Communications in September 2022 and, more recently in September 2023, Neurology, the medical journal of the American Academy of Neurology, published additional pre-specified analyses of the AscenD-LB Phase 2a clinical trial showing the association between plasma ptau181 levels at study entry and patient’s response to neflamapimod in the treatment of DLB.

RewinD-LB: Our Ongoing Phase 2b Clinical Trial in DLB

We initiated a Phase 2b clinical trial of neflamapimod in subjects with DLB in the second quarter of 2023 and, on August 14, 2023, we announced dosing of the first patient in the trial. The design of this study trial is based on the findings and the learnings from the Phase 2a DLB trial. The learnings from Phase 2a that we believe position the Phase 2b trial for success are as follows:

●	The optimal dose is 40mg TID.

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Clinical endpoints that can detect effects on both cognitive and motor function (specifically, CDR-SB and TUG) perform better to distinguish drug treatment from placebo than endpoints that are purely focused on evaluating cognition. Moreover, in AD, CDR-SB is accepted by regulatory authorities as an approval endpoint. Accordingly, we have chosen CDR-SB as the primary endpoint in the Phase 2b trial.

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Subjects with pure DLB (i.e., those without AD co-pathology as evidenced by increased concentrations of plasma ptaul81) appear to have a greater response to treatment. Therefore, we have chosen to exclude subjects with elevated (i.e., abnormal) levels of plasma ptau181, in the Phase 2b trial. We believe that excluding subjects with abnormal plasma ptaul81 substantially increases the statistical power to demonstrate treatment effects in clinical trials of neflamapimod in DLB.

Considering the above, the Phase 2b clinical trial was designed as a randomized double-blind, placebo-controlled clinical trial of neflamapimod 40 mg administered TID in subjects with DLB. Success in the Phase 2b clinical trial will confirm and expand upon the results from Phase 2a (Study 501) ahead of any future Phase 3 trial.

Neflamapimod will be administered orally, 40 mg TID, with a second group receiving matching placebo. Each group will have at least 80 subjects (enrolling a total of 160 subjects) diagnosed with DLB by consensus criteria, including having abnormal dopamine transporter scan. Subjects with elevated plasma ptau181 (i.e., having evidence of AD co-pathology) will be excluded. Treatments (neflamapimod or placebo) will be administered for 16 weeks in the main trial (i.e., placebo-controlled portion of the study), with a 36-week open label treatment extension for subjects completing the initial 16-weeks of the trial. Following completion of informed consent procedures, subjects will enter the Screening phase of the trial. Once eligibility is confirmed and before the first dose of study drug, subjects will be randomly assigned on 1:1 basis to placebo or neflamapimod treatment. Dosing will start on Day 1 following completion of all Baseline procedures. During the placebo-controlled portion of the trial, subjects will return to the clinic at the end of weeks 2, 4, 8, 12 and 16.

The primary objective of the trial is to demonstrate that neflamapimod, compared with placebo, improves dementia severity, as assessed by change from baseline to week 16 in CDR-SB score. Secondary objectives include studying safety of neflamapimod and treatment effects on (1) cognition, assessed by a DLB-specific cognitive test battery, (2) motor function, as assessed by the TUG test, and (3) global rating of treatment effect, assessed by the ADCS-Clinician Global Impression of Change (“CGIC”). Tertiary endpoints will examine whether neflamapimod affects neuropsychiatric outcomes as assessed by the NPI-12, effect on fluctuations in cognition as assessed by the Dementia Cognitive Fluctuations Scale, impact on resting-state EEG (as well alpha-reactivity evaluated by EEG) and in a sub-set of subjects, basal forebrain atrophy assessed by structural MRI.

Sample size was evaluated by power analysis via simulations, conducted by utilizing the data in the Phase 2a study for the major clinical endpoints in the neflamapimod 40mg TID and placebo groups, to generate for each patient a change from baseline for each endpoint at individual visits over the course of the simulated clinical study, and then analyzing the result of each clinical trial utilizing the linear mixed effects model for repeated measures that will be utilized to analyze the Phase 2b study. Based on the simulation of 100 clinical trials with 80 patients per treatment group, and assuming a 10% dropout rate, there is ~85% power with the NTB, 95% power with TUG, and >95% power with CDR-SB (approaching 100%) to detect a treatment effect at an alpha level of 0.05.

In January 2023, we were awarded a $21.0 million grant from the MA that is estimated to fully fund development costs associated with the Phase 2b trial. The NIA grant funds will be disbursed over the course of the trial as costs are incurred. In February 2023, an initial $6.9 million was disbursed to a dedicated account at the NIH’s Payment Management System (“PMS”), from which we draw from time to time to pay expenses associated with the clinical study and of which, as of June 30, 2023, total cash funding of approximately $4.3 million had been received by us. Consistent with the anticipated timeline for conducting the full study, including the 32-week extension period for patients completing the 16-week placebo-controlled portion of the study, we expect an additional $8.1 million disbursement to the PMS in February 2024 and the remainder of the grant to be disbursed in February 2025. Future disbursements are dependent on Congress authorizing the overall NIH budget for the respective fiscal years and CervoMed demonstrating progress on the project that is “satisfactory” to the NIA.

Phase 3 Development in DLB Based on Success in Phase 2b Clinical Trial

We met with the FDA in January 2020, after completion of the AscenD-LB Phase 2a trial, in an end-of-phase 2 (“EOP2”) meeting to discuss potential Phase 3 clinical designs that may support approval of neflamapimod for the treatment of DLB. In that meeting, the FDA stated that a single Phase 3 clinical trial of six months’ treatment duration may be sufficient to support approval of neflamapimod if the trial demonstrated robust, clinically meaningful effects on cognition and on either function or a global measure (e.g., clinical global measure impression of change, CGIC). Based on those discussions, we believe that if the Phase 2b trial demonstrates significant effects on the primary endpoint CDR-SB (a clinically meaningful measure of cognition and function), the result would be highly predictive of success in Phase 3, as the Phase 3 clinical trial must replicate the Phase 2b findings over six months (vs. four months in Phase 2b). Further, the number of subjects to be enrolled in a Phase 3 trial, which at the time of the EOP2 meeting was proposed to be 250 subjects, would be adjusted based on treatment effect size observed in the Phase 2b results to provide >95% statistical power for the primary efficacy endpoint. We are also evaluating CGIC in our planned Phase 2b trial for incorporation as an endpoint in the Phase 3 clinical trial. The size of a Phase 3 clinical trial, and certain other aspects of the Phase 3 trial (e.g., choice of secondary endpoints) would be discussed with the FDA in a second EOP2 meeting that we would expect to schedule after the primary efficacy data are available from the recently initiated Phase 2b clinical trial.

Neflamapimod in Alzheimer’s Disease (AD)

Ahead of our most recent work in DLB, our clinical trials in AD provided us data around blood-barrier penetration target engagement (biological activity in the brain), and an understanding of dose-response, i.e., the completion of the steps in early clinical studies to successful CNS drug development.

Two Phase 2a studies in AD were completed in early 2017. Results from these studies demonstrated that neflamapimod is well tolerated, crosses the blood brain barrier and is pharmacologically active in the brain.

Reverse-SD was a Phase 2b clinical trial in subjects with AD. 161 subjects were enrolled at 38 sites in the Czech Republic (5 sites), Denmark (3 sites), Netherlands (3 sites), United Kingdom (11 sites) and United States (16 sites) and were randomized 1:1 to receive neflamapimod 40 mg capsules or matching placebo capsules twice daily with food for 24 weeks. Inclusion criteria were as follows: men and women aged 55 to 85 years, with CDR-Global score of 0.5 or 1.0 (i.e., with mild AD); CDR memory sub-score of at least 0.5; MMSE score of 20 to 28, inclusive; positive biomarker for AD, as defined by CSF Aβ1-42 <1000 pg/mL and phospho-tau/Aβ1-42 >0.024 in the Roche Eclesys® immunoassay; receiving either no AD-specific therapy or on a stable dose monotherapy (either cholinesterase inhibitor or memantine; dual therapy excluded).

Including all subjects in the analysis, there was no evident difference between the neflamapimod and placebo groups in the primary clinical efficacy endpoint, the combined change from baseline to week 24 in the z-scores of Hopkins Verbal Learning Test (“HVLT”) Total Recall and Delayed Recall. In the analysis of CSF biomarkers, there were statistically significant effects of neflamapimod treatment, with a reduction relative to placebo, in the change from baseline to week 24 in CSF protein levels of phosphorylated tau (p-tau181, p=0.01 vs. placebo) and total tau (p=0.03 vs. placebo), and a trend on CSF neurogranin (p=0.07 vs. placebo).

Because in the scientific literature tau pathology has been shown to be downstream (is a consequence) of p38α kinase activity, the effect of neflamapimod on CSF levels of ptau181 and total tau demonstrates target engagement, i.e., these CSF results is consistent with “target engagement” within the brains of subjects. Target engagement is the industry term for the drug having the intended pharmacological effect in humans that would be expected based on its mechanism of action; in this case, that neflamapimod is inhibiting p38α activity. Furthermore, as CSF ptau181 and CSF total tau are considered to reflect neurodegeneration and synaptic dysfunction, respectively, we believe the results also provide objective evidence of neflamapimod impacting the neurodegenerative process in patients, including specifically on synaptic dysfunction.

Effects of Neflamapimod on the Change from Baseline to Week 24 on CSF Levels of Phosphorylated Tau and Total Tau

As a single dose of neflamapimod was utilized in the trial, pre-specified pharmacokinetic pharmacodynamic analyses were conducted to evaluate the results for potential dose-dependency. These analyses showed improvement, relative to the placebo group, in tests of episodic memory in neflamapimod-treated subjects with the highest (top quartile) trough plasma drug concentrations; with positive trends evident both for the primary endpoint (combined change in z-scores of HVLT total recall and delayed recall) and the major secondary endpoint of change in Wechsler Memory Scale Combined Immediate and Delayed Recall composites. This analysis provided critical dose-response information as it indicated that 40mg BID was too low a dose, but that a dose of 40mg TID would achieve therapeutically effective drug concentration levels in the blood. Moreover, combined with the CSF biomarker findings, the results suggested that neflamapimod had potential to slow disease progression in AD, and that clinical trials of longer clinical duration to evaluate that potential were warranted.

An investigator-initiated study (i.e., not sponsored and conducted by us) in subjects with mild AD was initiated in late 2018 at the CHU in Toulouse, France. The primary objective of this study was to assess the effects of neflamapimod on neuroinflammation compared to placebo after 12 weeks of treatment using a novel PET radiotracer, 18FDPA-714. This novel PET radiotracer targets binding of the translocator protein that has been suggested to be specific for microglial activation. The study was originally intended to enroll 40 subjects, 20 receiving placebo and 20 receiving neflamapimod 40mg BID for 12 weeks. However, the study was interrupted by the COVID-19 pandemic, and eventually completed in early 2022, having enrolled 26 subjects. While the results have not been reported publicly or published, our understanding is that, with the enrollment numbers and greater than expected variability in the PET data, the data was inconclusive.

Results of Imaging of Basal Forebrain by MRI after Treatment with Neflamapimod

With the development and availability of analytic MRI-based techniques to evaluate potential treatment effects on the basal forebrain, the MM images from one of the two Phase 2a studies in mild AD were reanalyzed by specialized neuroimaging group at the Amsterdam Medical Center. The goal of this exploratory analysis, which was presented at the AD/PD meeting in Gothenburg, Sweden in April 2023, was to assess the treatment effects of neflamapimod on the Nucleus basalis of Meynert (“NbM”), the largest cluster of cholinergic neurons in the basal forebrain, assessed by MRI (magnetic resonance imaging), in a previously completed Phase 2a trial in subjects with mild AD (n=15). Structural and MM assessments had been conducted at baseline and following 12 weeks of treatment with neflamapimod. The analysis demonstrated that the NbM volume was statistically significantly higher at the end of treatment (“EOT”, mean 3.1% higher vs. baseline, p=0.026); with eight of 15 subjects having greater than 3% NbM higher volume at EOT, compared to baseline. Treatment with neflamapimod was also associated with a statistically significantly higher functional dynamic connectivity between the NbM and deep grey matter (“DGM”) at EOT (mean 11% higher vs. baseline, p=0.043); with six of 13 subjects showing a greater than 10% higher dynamic NbM-DGM connectivity at EOT, compared to baseline. We believe, the potential regression of atrophy and recovery of function in neflamapimod-treated subjects in this trial suggests a restoration of cholinergic neurons in the NbM in line with the data generated in previous preclinical studies that demonstrated neflamapimod reversed the neurodegenerative process in the basal forebrain cholinergic system.

Neflamapimod treatment was associated with increased basal forebrain volume and functional connectivity

Neflamapimod Clinical Safety Results

Adverse events seen in all Phase 2 clinical trials in both CNS and non-CNS disorders are shown in the table below. Regarding more specifically clinical trials in CNS disease, 149 subjects with either AD or DLB have received neflamapimod for up to 24 weeks at either 40 mg BID or TID or 125 mg BID, the most commonly reported adverse events were headache (15 events, 10%), respiratory infection (11 events, 7%), diarrhea (11 events, 7%), fall, (11 events, 7%), and somnolence (seven events, 5%), all mild to moderate in severity. Headache, diarrhea, and somnolence appear to have the strongest association with neflamapimod.

There were five Serious Adverse Events reported in the 149 subjects with AD and DLB treated with neflamapimod (vs. eight who were administered placebo), involving hypokalemia, myeloma, head injury, brain tumor, and brain lesion, none of which were considered related to neflamapimod.

Adverse Events in Phase 2 Clinical Trials of Neflamapimod (CNS and non-CNS disease)

With respect to liver enzyme abnormalities, during 12 weeks of dosing at 250mg BID (i.e., four-fold higher daily dosing than in the recently initiated Phase 2b trial) in 44 subjects with rheumatoid arthritis, elevations in liver transaminase levels were noted in six subjects (14%). Additionally, in one subject (1%) participating in the Reverse-SD 24-week trial in mild AD, ALT and AST levels increased to three times the upper limit of normal. Subjects were asymptomatic, there were no associated increases in bilirubin, and the elevations resolved with treatment discontinuation.

In the most recently completed AscenD-LB trial involving 91 subjects with DLB, neflamapimod was well tolerated with no treatment discontinuations due to study drug-related adverse events. There were four SAEs reported in the placebo group (haematochezia, internal bleeding, intraparenchymal hemorrhage, asthma exacerbation) and two in neflamapimod BID recipients (brain lesions, head injury), all of which were considered unrelated to treatment. In addition, one SAE (brain tumor diagnosis) was reported 34 days after the last dose in a neflamapimod BID recipient. There were no SAEs or early treatment discontinuations in the neflamapimod TID recipients. Liver enzyme abnormalities were not observed in the AscenD-LB trial.

Neflamapimod Preclinical Results

Ts2 Transgenic Mice

Nearly all individuals who have Down Syndrome, characterized by trisomic chromosome 21, develop AD by their fourth decade of life, and have typical AD pathology when autopsied at death. This may be explained by chromosome 21 containing the gene for amyloid-precursor-protein, which is the gene linked to familial or genetic early onset AD in humans. Ts2 transgenic mice is a mouse model of Down Syndrome, as it is partially trisomic at chromosome 16, which is the mouse equivalent of chromosome 21. Along with developmental behavioral abnormalities, the Ts2 mice develop typical early onset dementia pathology, including endosomal abnormalities and cholinergic neurodegeneration in the basal forebrain cholinergic system. Accordingly, Ts2 mice provide an ideal opportunity to evaluate the effects of drug treatment on basal forebrain cholinergic dysfunction and degeneration.

To evaluate the potential of neflamapimod on the neurodegenerative process, the effects of neflamapimod were evaluated in Ts2 mice. Wild-type mice, referred to as either WT or 2N, and Ts2 mice were treated over 28 days, twice daily, with either vehicle or 3 mg/kg of neflamapimod in vehicle, with nine mice in each group. Treatment was initiated at 6-7 months of age, representing a time point at which endosomal pathology and cholinergic neuronal loss is developing. To assess for effects on cholinergic neurodegeneration, neurons staining positively for choline acetyl transferase (“ChAT+” neurons), were quantitated in the region of the forebrain that is enriched for cholinergic neurons, which is known as the medial septal nucleus (“MSN”).

At the end of treatment, consistent with current scientific literature, the number of cholinergic neurons in the MSN region was significantly decreased in vehicle-treated TS2 mice compared to vehicle-treated WT mice (p<0.001). This effect was reversed with neflamapimod treatment, with the number cholinergic neurons in the MSN increased in neflamapimod-treated TS2 mice compared to vehicle-treated TS2 mice, and the number of ChAT+ neurons were similar to those seen in WT mice (p<0.001).

Neflamapimod restores numbers of cholinergic neurons in basal forebrain (i.e., reverses disease progression) in Ts2 transgenic mouse.

Cholinergic neurons, as assessed by staining positive for ChAT+ in the MSN of the basal forebrain, in healthy or Ts2 transgenic mice after treatment for four weeks with either vehicle or neflamapimod.

The finding of reversal of disease progression is consistent with studies in the scientific literature that suggest that “loss” of cholinergic neurons in the basal forebrain cholinergic system is not due to cell death. Rather, the “degeneration” and loss of such basal forebrain cholinergic neurons appears to be due to a loss of cholinergic phenotype and functional properties, and neuronal shrinkage, all of which in animal studies can be reversed. That is, the effect of reversing disease progression, evidenced by increased number of cholinergic neurons, is not a regenerative effect. Rather, we believe it reflects that treatment with neflamapimod is restoring the functional status of diseased neurons that don’t express ChAT, allowing them to express ChAT. There is also evidence from studies in early AD, that cholinergic phenotype loss, rather than frank neuronal death and loss, occurs in the basal forebrain of humans as well.

Aged Rat Model

To obtain preclinical proof-of-principle and confirm the role of p38α in the development of synaptic dysfunction, we tested neflamapimod in a rat model of age-related cognitive decline. When evaluated in the Morris-Water-Maze test, rats show cognitive deficits starting at 20 to 22 months of age, which is equivalent to approximately 60 years of age in humans. Of note, because the deficits in Morris-Water-Maze performance can be fully reversed by implanting healthy cholinergic neurons in the basal forebrain, those deficits are believed to be due to basal forebrain cholinergic dysfunction and degeneration.

The published results of these tests showed that treatment with neflamapimod fully reversed the learning deficits in the Morris-Water-Maze test in 20 to 22 month old rats with identified cognitive deficits, with the performance of aged rats on the last day of testing (day 17) treated with neflamapimod at the optimal dose being significantly better than vehicle—treated aged rats (p=0.007 for latency; p=0.01 for distance) and being similar to that of young rats (i.e., fully reversed cognitive deficits). The figure below further details the results of these tests, in which two groups of 15 rats each (aged rats with cognitive deficits and a control group of young rats) received vehicle or active drug treatment for 21 days. The Morris-Water-Maze test was conducted on days 4-8 and days 11-17. The figure below shows reduction in latency (note: decreased latency indicates better performance).

Neflamapimod Improved Morris-Water-Maze Performance in Aged Rats

Neflamapimod dosing reverses cognitive deficits as assessed by Morris-Water-Maze test. At Day 17, p=0.007 for neflamapimod-treated aged rats compared to vehicle-treated aged rats.

Neflamapimod in Potential Acute Indication: Recovery after Ischemic Stroke

We believe the therapeutic benefit of targeting neuroinflammation-induced synaptic dysfunction is not limited to chronic neurodegenerative diseases. A drug that improves synaptic function could also be considered for evaluation of the potential to improve brain function after acute neurological injury. In the future, we may investigate neflamapimod in the treatment of certain acute indications such as ischemia-induced stroke. To date, we have generated preclinical evidence suggesting that neflamapimod could improve recovery after ischemic stroke in an animal model.

Every year, more than 795,000 people in the United States suffer a stroke, and approximately 610,000 of these are first or new strokes. About 87% of all strokes are ischemic strokes, in which blood flow to the brain is blocked. The prognosis for recovery from stroke is influenced by a number of different factors, including stroke severity, type of stroke, location of infarct, co-morbidity with other disorders, and other clinical complications. The majority of survivors of an acute stroke demonstrate some level of neurological recovery during the three to six months after the initial event. Despite this initial period of recovery, 40 to 50% of patients exhibit persistent neurological deficits.

During the last 10 years, the medical and scientific communities have gained a better understanding of the mechanisms underlying neuronal recovery following a stroke. The major translational opportunity for therapeutics that target recovery after stroke is the time window in which intervention must be initiated. Rather than just the first few hours after the stroke (as is the case with neuroprotection, i.e., acute stroke therapy to reduce the size of stroke), the window for therapeutics that target recovery is days and even weeks after an acute stroke. Waiting to initiate therapy until 48 hours after the stroke allows inclusion of a homogenous patient population as the diagnosis and extent of the stroke can be definitively established by that time in most patients (the exception being the minority who have a “stuttering” stroke). As a result, a proof-of-concept (“POC”) study in stroke recovery is in the range 50-100 patients per treatment arm, compared to 500+ per treatment arm in neuroprotection trials.

The scientific rationale for evaluating neflamapimod to promote recovery after stroke is that the BFC system plays a critical in recovery, particularly motor function recovery, after ischemic stroke, and that system is suppressed by residual inflammation in the weeks and months after the acute stroke event. Neflamapimod, through the same mechanisms operating in DLB, would be expected to reverse the suppression of BFC function, leading to improved recovery of motor function. Supporting that concept is our preclinical data with neflamapimod demonstrating significant improvement in neurological recovery vs. vehicle treatment, and TUG results from the AscenD-LB clinical trial where positive effects of neflamapimod on basal forebrain mediated control of movement were observed in the clinic.

In the preclinical study of neflamapimod that evaluated effects on recovery after stroke, which has been published in a peer-reviewed scientific journal, transient ischemia of sufficient duration was induced such that significant neurologic disability developed without mortality, and the neurologic disability did not substantially reverse during follow-up without therapy. These rats were then treated with either vehicle or one of two different doses of neflamapimod. The three groups in the study were: vehicle control (n =18), 1.5 mg/kg neflamapimod (n = 21) and 4.5 mg/kg neflamapimod (n = 21). Six weeks of neflamapimod treatment, starting at 48-hours after stroke, led to substantial improvement on multiple parameters of neurologic function compared to vehicle controls (p<0.001 for each of global neurologic scores; motor and sensory specific tests).

We have no immediate plans to initiate a clinical trial evaluating neflamapimod for treatment of acute stroke. However, we have had extensive discussions with stroke experts and have designed a POC trial to improve recovery after ischemic trial. The potential clinical trial would be a 12-week placebo-controlled phase 2 POC trial that would enroll 120 subjects with uncomplicated acute moderate or moderate-to-severe ischemic stroke in the anterior circulation stroke (confirmed by MRI) and demonstrated motor deficits (hemiparesis or hemiplegia). Subjects would be randomized 1:1 to placebo or neflamapimod 40 mg TTD for 12 weeks, starting three to seven days after the acute stroke. The primary endpoint would be motor function by the Fugl-Meyer motor scale at the end of three months treatment. Secondary endpoints would include the Time Up and Go test, Montreal Cognitive Assessment, and the proportion of subjects with modified Rankin Scale score < 2 (no to slight disability).

Neflamapimod in Early Onset Alzheimer’s Disease

EOAD is defined as AD dementia with onset of the dementia prior to age 65. It is the most common form of early-onset AD, representing between one-third and one-half of individuals with dementia onset before age 65. The Alzheimer’s Association estimates the number of individuals in the United States with EOAD in 2023 to be approximately 200,000.

While the age cut-off is arbitrary, a variety of observations indicate that EOAD is a distinct biological and clinical entity from LOAD, onset > age 65, with substantial differences in clinical presentations, greater genetic predisposition for EOAD, differences in neuropathologic burden and topography, and differences in functional connectivity. For example, in EOAD patients, memory problems appear less frequently, but loss of visuo-spatial functioning, language, attention, and executive function are more prevalent. In addition, functional MRI and other studies indicate that, compared with LOAD, EOAD impacts fronto-parietal networks, with a relative sparing of the posterior default mode network and medial temporal lobe, i.e., the hippocampus. As well, the severity of neuropsychiatric symptoms (anxiety, night-time behaviors and motor disturbances) is higher in EOAD than in LOAD.

That EOAD and LOAD are distinct clinical entities was further demonstrated in a recently published cross-sectional study in a large cohort (n=1750) of subjects with autopsy-confirmed sporadic (i.e., non-familial) AD. Within the cohort, there was a clear binomial distribution for age of onset (i.e., two distinct patient populations), an early-onset population with a mean onset at age 57.2 (±3.8) years and a late-onset population with a mean age of onset of 76.7 (±7.5) years. As the point of intersection between the two distributions (the age at onset, which is equally likely to belong to both) was age 63.0 years, this age cutoff was utilized to categorize the subjects in the cohort as having EOAD or LOAD. By this definition, the subjects with EOAD in their cohort were more likely than those with LOAD to present with noncognitive behavioral or motor symptoms or nonmemory cognitive complaints, and had more executive dysfunction, but less language impairment, on objective cognitive testing. Subjects with EOAD also had faster cognitive and functional decline than those with LOAD. Moreover, at autopsy, subjects with EOAD were more likely than those with LOAD to have pure AD pathology, without concomitant non-AD pathology, while subjects with LOAD were more likely than those with EOAD to have cerebrovascular pathology, MTL/hippocampal sclerosis, and in a sub-analysis, hippocampal TDP-43.

While survival from diagnosis is similar between EOAD and LOAD, with an age of onset 20 years lower, the impact in terms of life-years lost for each individual impacted is significantly greater with EOAD compared to LOAD.

While the relative contribution of pathogenic mechanisms in the cholinergic system as compared to those in the hippocampus remains controversial for LOAD, the literature of the last five years indicates that the earliest, and primary pathology in EOAD is in the basal forebrain cholinergic system and the dysfunction and degeneration of these neurons drives neurodegeneration in other regions of the brain. As such, we believe, given our drug’s specific activity against cholinergic degeneration, within the AD spectrum neflamapimod has the greatest potential as a single agent in EOAD.

We have no near-term plans to initiate a clinical trial evaluating neflamapimod for treatment of EOAD. Rather, if we are able to demonstrate, as we expect, proof-of-concept in DLB with data from the recently initiated Phase 2b clinical trial, we would pursue clinical development in EOAD. Because disease progression in early-stage disease is more consistent in EOAD compared to LOAD, we would expect a registrational clinical trial that was designed to show effects on disease progression would be substantially smaller than that required for LOAD (300-400 subjects vs. 800-1000 subjects) and of 12 months duration (vs. 18 months for LOAD).

Neflamapimod in LOAD

The defining clinical characteristics of LOAD are deficits in episodic memory (the recollection of everyday events) and the driving pathology is in the hippocampus, the part of the brain in which episodic memory is formed. Accordingly, the amyloid beta therapies have been developed as a treatment for LOAD based on preclinical data demonstrating that amyloid beta has deleterious effects on synaptic function in the hippocampus. However, scientific literature also indicates that degeneration of the basal forebrain cholinergic system also contributes to disease expression and progression in LOAD, and we believe that a reason for the limited success of amyloid beta directed therapies is that they do not impact disease progression in the basal forebrain. Moreover, in preclinical studies, p38α expression increased amyloid beta production, while reducing p38α activity decreased amyloid pathology; and neflamapimod treatment of transgenic AD mice reduced amyloid beta levels and in the Ts2 mice reduced the expression of the major enzyme (beta secretase) that produces amyloid beta. Based on this science, we believe there is a strong rationale for combining neflamapimod with amyloid beta directed therapies. However, given the costs associated with developing therapies for LOAD (costs that are further increased when developing combinations) we would expect only to conduct such combination trials in the context of a collaboration with a larger pharmaceutical company, ideally one that has either late-stage development or an approved amyloid beta directed therapy in its portfolio. However, we are not yet a party to any such agreement and have not yet identified any potential collaborators. Accordingly, at this time, we have not included LOAD in our pipeline chart.

EIP200 (Novel Co-Crystal of Neflamapimod)

We have an issued patent, set to expire in 2038, in the United States for novel co-crystals of neflamapimod with identified, specific, Generally Recognized as Safe compounds that have the potential to improve the solubility and other physical properties of neflamapimod. The development of one of these co-crystals as a product would be supported by composition of matter protection afforded by this patent, providing additional patent protection if we developed a such co-crystal product ourselves and/or the opportunity to license such a product to another pharmaceutical company while retaining the rights to neflamapimod. The ability to develop one or more of these co-crystal products requires a fuller evaluation of the potential manufacturing processes than has been performed to date.

Neflamapimod — History of Development

History

Neflamapimod was originally discovered at Vertex, which initiated clinical investigations in 1999 to determine the effects of the drug on rheumatoid arthritis. During its clinical investigations of neflamapimod, Vertex completed single and multi-dose Phase 1 studies and initiated Phase 2a development in rheumatoid arthritis. A total of approximately 150 healthy volunteers and patients received neflamapimod in Vertex-sponsored studies for up to one month at 750 mg twice daily and up to 3 months at a dose of 250 mg twice daily.

In a Phase 2a trial in active rheumatoid arthritis conducted by Vertex, a total of 59 healthy volunteers and patients (44 on active drug of 250 mg, and 15 on placebo, twice daily) were enrolled in a 12-week treatment. In this trial, a statistically significant effect of neflamapimod administration on American College of Rheumatology 20 (“ACR20”) response rate was demonstrated (p = 0.027 in the primary endpoint analysis: area-under-the-curve of ACR20 response over the 12-week trial period). In a pharmacokinetic/pharmacodynamic analysis, neflamapimod administration also reduced C-reactive protein and IL-6 levels with increasing cumulative drug exposure.

Neflamapimod was generally well tolerated in this rheumatoid arthritis (“RA”) Phase 2a trial. The most common adverse events associated with neflamapimod were abdominal pain (21% of the 44 healthy volunteers), diarrhea (18%), infection (16%), headache (14%), increased aspartate aminotransferase (14%) and increased alanine aminotransferase (11%). No treatment-emergent neurologic events were seen. Regarding liver function test abnormalities, transaminase levels returned to normal after treatment discontinuation and were not associated with bilirubin elevations. Liver enzyme elevations are a well-known dose-dependent clinical side effect of p38 MAPK inhibitors. In the case of neflamapimod however, we believe the threshold for inducing liver enzyme elevation is a dose level of 250 mg twice daily when administered for more than 4 weeks, which on a daily dose level is four-fold higher than the 40mg TID dose regiment we are moving forward in DLB and other CNS indications (500 mg per day in RA vs. 120 mg per day in DLB and other CNS indications).

Toxicology

A full chronic repeated dose toxicology program has been completed in rodents (rats) and non-rodents (dogs). In the rodent species, in the six-month toxicology study, no human relevant findings were evident at dose levels that provided plasma neflamapimod drug concentration levels approximately ten-fold higher than those achieved in the AD clinical trials. In shorter-term studies, the primary target organ was the liver, with findings commencing at plasma drug concentration levels 20-fold higher than the AD clinical trial exposures. In the non-rodent species, in 9- and 12-month toxicology studies, dose dependent findings were evident beginning at plasma neflamapimod drug concentrations more than ten-fold higher than achieved with 40 mg twice daily in AD clinical trials, with minimal to equivocal findings at that dose level in the liver, bone marrow and CNS. The CNS findings demonstrated damage to axons, or nerve fibers, primarily in the spinal cord. p38α and p38β have been reported to have a role in transport of proteins in axons, and therefore we believe these toxicity findings are related to the inhibition of both p38α and p38β at the very high doses administered in the non-rodent studies. The doses we are using in our clinical trials are at least ten-fold lower than the doses at which these effects were observed.

Acquisition from Vertex

Vertex ultimately discontinued its pursuit of neflamapimod in the early 2000s to focus on the clinical development of a therapy for rheumatoid arthritis with a different p38α inhibitor, which, unlike neflamapimod, does not enter the brain. Neflamapimod lay dormant with Vertex until we expressed our interest in exploring the drug for other indications. Based on our team’s previous direct experience with this compound and our understanding of its profile and emerging science around p38α in the brain, EIP, our wholly-owned subsidiary, entered into an Option and License Agreement with Vertex in August 2012, and subsequently acquired an exclusive license from Vertex in 2014 to develop and commercialize neflamapimod for the treatment of AD and other neurodegenerative diseases.

Neflamapimod — Regulatory Status

We submitted an investigational new drug application (“IND”) application to the Division of Neurology Products (“DNP”) of the FDA in February 2015. The DNP cleared our application in March 2015, and the IND remains open and active.

The FDA granted neflamapimod Fast Track designation for the treatment of DLB in October 2019.

Following a review of the long-term animal toxicology studies discussed above, the DNP placed a partial clinical hold on our first Phase 2a in mild AD (Study 303) in August 2015, limiting administration of neflamapimod to doses that lead to plasma drug levels which provide at least a 10-fold safety margin to the plasma drug levels in animals that in long-term animal toxicity studies had previously led to minimal or equivocal findings in the liver, bone marrow and CNS. At the present time, this partial clinical hold effectively limits our clinical dosing in the United States to 40 mg of neflamapimod three times daily in patients with a weight of greater than or equal to 60 kg (132 pounds), based on agreements with the FDA and on our current understanding of plasma drug levels achieved with neflamapimod in humans. As our current plans across our indications do not envision surpassing this dose level, we do not expect this partial clinical hold to impact our ongoing and planned clinical trials.

In Europe, clinical trial applications in support of our clinical trials have been reviewed and approved by the national regulatory authorities in each of the Netherlands, United Kingdom, Czech Republic and Denmark. In addition, the Agence Nationale de Sécurité du Médicament et des Produits de Santé (the French national regulatory authority) has reviewed and approved a clinical trial application for an investigator-initiated study of neflamapimod in Toulouse, France.

Vertex Agreement

In August 2012, we entered into an Option and License Agreement with Vertex. The Vertex Agreement granted us an option to acquire an exclusive worldwide license to develop and commercialize neflamapimod for the diagnosis, treatment and prevention of AD and other neurodegenerative diseases. In August 2014, we exercised an option to acquire the license to neflamapimod.

The Vertex Agreement contains certain milestone events and the related payments that we would be obligated to make to Vertex if and when such events occur. Each milestone payment is payable only once for each distinct licensed product, upon the first occurrence of the applicable milestone event. The first expected milestone events concern filing of a new drug application (“NDA”) with the FDA for marketing approval of neflamapimod, in the U.S., or a similar filing for a non-U.S. major market, as specified in the Vertex Agreement. The Vertex Agreement also provides that we will make royalty payments to Vertex in the event aggregate net sales, as defined in the agreement, for a commercialized licensed product meet specified thresholds. Such royalties will be on a sliding scale of percentages of net sales in the low-to mid-teens, depending on the amount of net sales in the applicable years. We are also obligated to make a milestone payment to Vertex upon net sales reaching a certain specified amount in any 12-month period. The Vertex Agreement states that royalties will be reduced by 50% during any portion of the royalty term when there is no valid claim of an issued patent within specified patent rights covering the licensed product. We also have the right to deduct, on a country by country basis, from royalties otherwise payable to Vertex under the terms of the Vertex Agreement, 50% of all royalties, upfront fees, milestones and other payments paid by us or any of our affiliates or sublicensees to third parties under licenses that are necessary for the development, manufacture, sale or use of a licensed product, provided that in no event will the royalty payable to Vertex be reduced to less than 50% of the rates specified in the Vertex Agreement, subject to certain adjustments specified therein. In the aggregate, our potential milestone payment obligations, all of which relate to development milestones, under the Vertex Agreement are up to $117 million. To date, we have made an aggregate of $100,000 in payments to Vertex. In connection with our obligations under the Vertex Agreement, there is no minimum annual expenditure requirement. Our diligence obligations under the Vertex Agreement have included the making of annual expenditures in connection with the development of neflamapimod, commencement of a Phase 2 clinical trial of neflamapimod, and the commercial sale of neflamapimod within six months of market approval.

The Vertex Agreement provides that we may sublicense the rights granted to us by Vertex, in whole or in part, to a third party (through multiple levels of sublicensing) (i) who is providing services to us in connection with the manufacture or development of the licensed product, solely for the purpose of providing such services, or (ii) with the prior written consent of Vertex, which shall not be unreasonably withheld.

The license term under the Vertex Agreement is deemed to have commenced on August 21, 2014, and continues until the expiration of the royalty term, unless sooner terminated in accordance with the terms of the Vertex Agreement. The royalty term commences on the first commercial sale of a licensed product and ends upon the later of (i) the date of expiration, unenforceability or invalidation of the last valid claim of certain specified underlying patent rights, or (ii) ten years after the date of such first commercial sale. Upon the expiration of the royalty term, the license will convert to a perpetual, fully paid-up non-royalty bearing license with the same scope.

The Vertex Agreement may be terminated by us for any reason upon 90 days’ prior written notice to Vertex if such termination occurs before receipt of the first marketing approval of a licensed product, and otherwise upon twelve months’ prior written notice to Vertex. Either party may terminate the Vertex Agreement if the other party is in material breach of its obligations thereunder, following a 60-day notice and cure period, or if the other party files for bankruptcy, reorganization, liquidation, receivership, or an assignment of a substantial portion of assets to creditors. The Vertex Agreement also provides that in the event we materially breach any of certain specified diligence obligations as to a specific major market, Vertex’s sole remedy for such breach, following the applicable notice and cure period, will be to terminate the license as to such specific major market country.

Trans Sodium Crocetinate (TSC)

Prior to the Merger in August 2023, while operating as Diffusion Pharmaceuticals Inc., the Company focused on developing novel therapies that may enhance the body’s ability to deliver oxygen to areas where it is needed most. The most advanced of these product candidates, TSC, has been investigated and developed to enhance the diffusion of oxygen to tissues with low oxygen levels, also known as hypoxia, most recently as an adjuvant treatment to standard of care therapy for glioblastoma multiforme brain cancer (“GBM”) and other hypoxic solid tumors. Although we have paused all development activity related to TSC, including the initiation of Diffusion’s previously announced Phase 2 study of TSC in newly diagnosed GBM patients which incorporated an innovative use of positron emission tomography (“PET”) scans and hypoxia-specific radiotracers to evaluate the oxygenating enhancing effects of TSC on tumor hypoxia, we intend to continue to attempt to identify sale or out-licensing transactions for the Company’s TSC-related assets.

Sales and Marketing

We do not currently have any infrastructure for the sales, marketing or distribution of an approved drug product. In order to market and successfully commercialize neflamapimod or any other future product candidate, to the extent it or they are approved, we must either develop these capabilities internally or make arrangements with third parties to perform these services. We may also collaborate with strategic partners that have experience in these fields. There are significant expenses and risks involved in establishing our own sales, marketing and distribution functions, including our ability to hire, retain and appropriately incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively manage a geographically dispersed sales and marketing team. Alternatively, to the extent that we depend on third parties for such services, any revenues we receive will depend upon the efforts of those third parties, and there can be no assurance that such efforts will be successful.

Manufacturing

We do not own or operate manufacturing facilities, nor do we have plans to develop our own manufacturing operations in the foreseeable future. Our lead product candidate, neflamapimod, is a small molecule drug that is manufactured using commercially available technologies.

The recently initiated Phase 2b clinical trial is being conducted with drug substance has already been manufactured. In addition, we have sufficient drug substance available to cover the anticipated needs for Phase 3 in DLB. This drug substance was manufactured at an established commercial contract manufacturing organization, that is approved for and manufactures drug both for investigational use and marketed products. We would anticipate utilizing the company for clinical trials beyond the Phase 3 clinical trial in DLB, as well potentially for commercial use. However, supplies of our neflamapimod drug substance could be interrupted from time to time, and we cannot be certain that alternative supplies could be obtained within a reasonable timeframe, at an acceptable cost, or at all. In addition, a disruption in the supply of drug substance could delay the commercial launch of our product candidates, if approved, or result in a shortage in supply, which would impair our ability to generate revenues from the sale of our product candidates. Growth in the costs and expenses of raw materials may also impair our ability to cost effectively manufacture our product candidates.

We also currently rely on a third-party contract manufacturing organization (different than that for drug substance) for the manufacture of our neflamapimod drug product. We have used the same manufacturer for our neflamapimod drug product in all our clinical trials to date. If neflamapimod is ultimately approved for commercial sale, we expect to continue to rely on third-party contractors for manufacturing the drug product. Although we intend to do so prior to any commercial launch, we have not yet entered into long-term agreements for the commercial supply of either drug substance or drug product with our current manufacturing providers, or with any alternate manufacturers.

Competition

Given the potential market opportunity for the treatment of DLB and other neurodegenerative diseases, an increasing number of established pharmaceutical firms and smaller biotechnology/biopharmaceutical companies are pursuing a range of potential therapies for these diseases in various stages of clinical development.

While there are numerous companies pursuing AD disease modifying approaches, there are a limited number of companies and disease modifying approaches for DLB.

With regard to public biopharmaceutical companies that we would consider competitive with our approach, and actively evaluating treatments in DLB, we are aware of Eisai Co. Ltd., or Eisai, Cognition Therapeutics, Inc. and Athira Pharma, Inc. All three companies are in Phase 2 clinical trials, and none have reported positive (statistically significant improvement over placebo) clinical trial results in DLB at this time.

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face potential competition from many different sources, including pharmaceutical and biotechnology companies, academic institutions and governmental agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize, including neflamapimod, may compete with existing therapies and new therapies that may become available in the future.

Our competitors may have significantly greater financial resources, an established presence in the market, and significantly greater expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than we do. These competitors also compete with us in recruiting and retaining qualified scientific, sales, marketing and management personnel, establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

The key competitive factors affecting the success of neflamapimod, and any other product candidates that we develop to address DLB and other CNS diseases, if approved, are likely to be their efficacy, safety, convenience, price, the level of competition, and the availability of reimbursement from government and other third-party payors. Our potential commercial opportunity could also be reduced or eliminated if our competitors develop and commercialize products that are more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products.

Intellectual Property

We strive to protect and enhance the proprietary technologies, inventions and improvements that we believe are important to our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. Our policy is to seek to protect our proprietary position by, among other methods, pursuing and obtaining patent protection in the United States and in jurisdictions outside of the United States related to our proprietary technology, inventions, improvements and our product candidates that are important to the development and implementation of our business.

We have made a number of discoveries related to our lead product candidate, neflamapimod, which are reflected in ten main patent families, each of which we wholly own (dates below are without consideration of potential patent term extension:

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The first patent family relates to methods of treating patients suffering from AD, as well as methods of reducing amyloid plaque burden. In this family, we hold issued patents in the United States, Europe, Japan, China, Canada, Australia, and Hong Kong. These patents are set to expire in 2032.

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The second patent family relates to the use of neflamapimod for improving cognition. In this family, we hold issued patents in the United States, Europe, Japan, and a pending application in China. These patents are set to expire in 2035.

●	The third patent family relates to co-crystals of neflamapimod in this family, we hold an issued patent in the United States. This patent is set to expire in 2038.

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The fourth patent family relates to methods for promoting recovery of function in patients who have suffered acute neurologic injuries, including those resulting from various forms of stroke. In this family, we hold an issued patent in the United States, Europe, and Japan, and pending applications in Korea and Hong Kong. These patents are set to expire in 2035-2036.

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The fifth patent family relates to methods of treating patients suffering from dementia. In this family, we have an issued patent the United States for the treatment to patients with mild cognitive impairment to improve episodic memory and a pending application in Europe. Patents that issue in this family, if any, are expected to expire in 2037.

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The sixth patent family relates to formulations of neflamapimod, including pharmaceutical compositions for oral administration exhibiting desirable pharmacokinetics and processes for the manufacture thereof. In this family, we have an issued patent in the United States that is set to expire in 2039.

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The seventh patent family relates to the treatment of DLB. In this family we have pending applications in the United States, Europe, Japan, China, Canada, and Hong Kong. Patents that issue in this family, if any, are expected to expire in 2040.

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The eighth patent family is co-owned by Boston University and relates to methods of treating prion disease. In this family, we have a pending application in the United States. Patents that issue in this family, if any, are expected to expire in 2040.

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The ninth patent family relates to treatment of gait dysfunction related to neurodegenerative disease. An International Application is pending. Patents that issue in this family, if any, are expected to expire in 2041.

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The tenth patent family relates to treatment of a subpopulation of patients having DLB but no substantial Alzheimer’s like tau pathology. Patents that issue in this family, if any, are expected to expire in 2042.

Pursuant to the terms and conditions of the Vertex Agreement, Vertex has granted us an exclusive license under specified Vertex patent rights, including U.S. patent No. 5,945,418, which relates to the composition of matter for neflamapimod. This patent expired in 2017.

Individual patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, patents issued for regularly filed applications in the United States are granted a term of 20 years from the earliest effective non-provisional filing date. In addition, in certain instances, a patent term can be extended to recapture a portion of the U.S. Patent and Trademark Office delay in issuing the patent as well as a portion of the term effectively lost as a result of the FDA regulatory review period. However, as to the FDA component, the restoration period cannot be longer than five years and the total patent term including the restoration period must not exceed 14 years following FDA approval. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

We also rely upon trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements and invention assignment agreements with our collaborators, employees and consultants, as we determine necessary. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Our commercial success will also depend in part on not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, or our drugs or processes, obtain licenses from third parties or cease certain activities.

From time to time, we may find it necessary or prudent to obtain licenses from third party patent owners. Where licenses are available at reasonable cost, such licenses are considered a normal cost of doing business. In other instances, we may use the results of freedom-to-operate studies to guide our early-stage research away from areas where we are likely to encounter obstacles in the form of third-party intellectual property. We strive to identify potential third-party intellectual property issues in the early stages of research in our programs in order to minimize the cost and disruption of resolving such issues.

Our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future drugs may have an adverse impact on us.

Government Regulation

The FDA and comparable regulatory authorities in other countries impose requirements upon companies involved in the clinical development, manufacture, marketing and distribution of drugs, such as those we are developing. These requirements can, in some instances, be substantial and burdensome. These agencies and other federal, state and local entities regulate, among other things, the research and development, testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion, distribution, post-approval monitoring and reporting, sampling and export and import of pharmaceutical products. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.

U.S. Government Regulation of Drug Products

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and its implementing regulations. Failure to comply with the applicable U.S. requirements at any time during the product development and approval process or after approval may subject an applicant to a variety of administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve a pending NDA, withdrawal of an approval, imposition of a clinical hold, issuance of warning letters or other notices of violation, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on our business and results of operations.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

●	Completion of nonclinical laboratory tests, potentially animal studies and formulation studies in compliance with the FDA’s good laboratory practice (“GLP”) regulations;

●	Submission to the FDA of an IND, which must become effective before human clinical trials may begin;

●	Approval by an institutional review board (“IRB”) covering each clinical trial site before each trial may be initiated at that site;

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Performance of adequate and well-controlled human clinical trials in accordance with good clinical practice (“GCP”) regulations and other clinical trial-related requirements to establish the safety and efficacy of the proposed drug product for each indication;

●	Submission to the FDA of an NDA seeking marketing approval;

●	A determination by the FDA within 60 days of its receipt of an NDA that the NDA is sufficiently complete to permit a substantial review, in which case the NDA is filed;

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Satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current good manufacturing practice (“cGMP”) requirements and to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

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Satisfactory completion of FDA audits of clinical trial sites that generated data in support of the NDA to assure compliance with GCP regulations and the integrity of the clinical data and/or FDA audits of the nonclinical studies submitted as part of the NDA; and

●	FDA review and approval of the NDA, including consideration of the views of an FDA advisory committee, if one was involved, prior to any commercial marketing or sale of the drug in the United States.

Preclinical Studies and IND

Nonclinical studies generally include laboratory evaluation of product chemistry, toxicity and formulation, as well as in vitro and animal studies to assess the potential for adverse events and in some cases to establish a rationale for the investigational product’s therapeutic use. The Consolidated Appropriations Act for 2023, signed into law on December 29, 2022, (P.L. 117-328) amended the FDCA to specify that nonclinical testing for drugs may, but is not required to, include in vivo animal testing. According to the amended language, a sponsor may fulfill nonclinical testing requirements by completing various in vitro assays (e.g., cell-based assays, organ chips, or microphysiological systems), in silico studies (i.e., computer modeling), other human or non-human biology-based tests (e.g., bioprinting), or in vivo animal tests. The conduct of nonclinical studies is subject to federal regulations and requirements, including GLP regulations.

An IND sponsor must submit the results of preclinical tests, together with manufacturing information, analytical data and any available clinical data or literature, among other things, to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational new drug to humans, and it must become effective before human clinical trials may begin. Some long-term nonclinical testing may continue even after the IND is submitted and clinical trials have been initiated. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA issues a notice expressly authorizing the proposed trial to proceed or raises concerns or questions related to one or more proposed clinical trials and places the trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to initiate. Clinical holds also may be imposed by the FDA at any time before or during clinical trials due to safety concerns or non-compliance. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development.

Clinical Trials

Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators (generally physicians not employed by or under the trial sponsor’s control) in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial, as well as review and approval of the trial by an IRB. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the trial procedures, subject selection and exclusion criteria, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB acting on behalf of each institution participating in the clinical trial must review and approve the trial plan, informed consent forms, and communications to trial subjects before the trial commences at that institution. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits, and whether the planned human subject protections are adequate. The IRB must continue to oversee the clinical trial while it is being conducted. An IRB must operate in compliance with FDA regulations.

Sponsors of certain clinical trials generally must register such trials and disclose certain trial information within specific timeframes to the National Institutes of Health (“NIH”) for public dissemination on the clinicaltrials.gov data registry. Information related to the investigational product, patient population, phase of investigation, trial sites and investigators and other aspects of the clinical trial is made public as part of the registration of the clinical trial. Sponsors are also obligated to disclose the results of their clinical trials after completion, but such disclosures may be delayed in some cases for up to two years after the date of completion of the trial. Failure to timely register a covered clinical study or to submit study results as provided for in the law can give rise to civil monetary penalties and also prevent the non-compliant party from receiving future grant funds from the federal government. The NIH’s Final Rule on ClinicalTrials.gov registration and reporting requirements became effective in 2017, and the government has brought enforcement actions against non-compliant clinical trial sponsors. Competitors may use the publicly available information about clinical trials to gain knowledge regarding the progress of development programs. Sponsors or distributors of investigational products for the diagnosis, monitoring, or treatment of one or more serious diseases or conditions must also have a publicly available policy on evaluating and responding to requests for expanded access requests.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

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Phase 1: The drug candidate is initially administered to healthy human volunteers and tested for safety, dosage tolerance, structure-activity relationships, mechanism of action, absorption, metabolism, distribution, and excretion. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be too inherently toxic to administer ethically to healthy volunteers, the initial human testing is often conducted in patients with the target disease or condition. If possible, Phase 1 trials may also be used to gain an initial indication of product effectiveness.

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Phase 2: The drug candidate is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more extensive clinical trials.

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Phase 3: The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to evaluate the efficacy and safety of the product for its intended use, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product as well as an adequate basis for marketing approval. Typically, two adequate, well-controlled Phase 3 trials are required by the FDA for drug product approval. Under some limited circumstances, however, the FDA may approve an NDA based upon a single Phase 3 clinical trial plus confirmatory evidence from a post-market trial or, alternatively, a single large, robust, well-controlled multicenter trial without confirmatory evidence.

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Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted to further assess the drug’s safety and effectiveness after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the investigational drug, findings from animal or in vitro testing that suggest a significant risk for human subjects and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. It is possible that Phase 1, Phase 2 or Phase 3 trials may not be completed successfully within any specified period, or at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. Sponsors may also choose to discontinue clinical trials as a result of risks to subjects, a lack of favorable results, or changing business priorities. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether a trial may move forward at designated checkpoints based on access to certain data from the trial.

Congress also recently amended the FDCA, as part of the Consolidated Appropriations Act for 2023, in order to require each sponsor of a Phase 3 clinical trial, or other “pivotal study” of a new drug to support marketing authorization, to design and submit a diversity action plan for such clinical trial. The action plan must include the sponsor’s diversity goals for enrollment, as well as a rationale for the goals and a description of how the sponsor will meet them. A sponsor must submit a diversity action plan to the FDA by the time the sponsor submits the relevant clinical trial protocol to the agency for review. The FDA may grant a waiver for some or all of the requirements for a diversity action plan. It is unknown at this time how the diversity action plan may affect Phase 3 trial planning and timing or what specific information FDA will expect in such plans, but if the FDA objects to a sponsor’s diversity action plan or otherwise requires significant changes to be made, it could delay initiation of the relevant clinical trial.

Concurrent with clinical trials, companies may perform additional nonclinical studies and develop additional information about a drug candidate’s chemistry and physical characteristics as well as finalize a process for its manufacturing in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that a drug candidate does not undergo unacceptable deterioration over its proposed labeled shelf life.

Marketing Application Submission, Review by the FDA, and Marketing Approval

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical studies and clinical trials are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. The NDA must contain proof of the product candidate’s safety and substantial evidence of effectiveness for its proposed indication or indications in the form of relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. In particular, a marketing application must demonstrate that the manufacturing methods and quality controls used to produce the drug product are adequate to preserve the drug’s identity, strength, quality, and purity. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by investigators. FDA approval of an NDA must be obtained before the corresponding drug may be marketed in the United States.

Under the Prescription Drug User Fee Act, as amended (“PDUFA”), each NDA submission is subject to a substantial application user fee, and the sponsor of an approved NDA is also subject to an annual program fee. The FDA adjusts the PDUFA user fees on an annual basis. The application user fee must be paid at the time of the first submission of the application, even if the application is being submitted on a rolling basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business.

The FDA reviews all NDAs submitted to determine if they are substantially complete before it accepts them for filing and may request additional information rather than accepting a submission for filing. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt and must inform the sponsor by the 74th day after the FDA’s receipt of the submission whether the application is sufficiently complete to permit substantive review. The FDA may refuse to file any submission that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the marketing application must be resubmitted with the additional information requested by the agency. The resubmitted application is also subject to review before the FDA accepts it for filing.

Once an NDA is accepted for filing, the FDA’s goal is to review the application within 10 months after it accepts the application for filing, or, if the application meets the criteria for “priority review,” six months after the FDA accepts the application for filing. The review process is often significantly extended by FDA requests for additional information or clarification after the NDA has been accepted for filing. The review process may be extended by the FDA for three additional months to consider new information or in the case of a clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission.

During the review process, the FDA reviews the NDA to determine, among other things, whether the product is safe and effective and whether the facility in which it is manufactured, processed, packed, or held meets standards designed to assure the product’s continued strength, quality, and purity. The FDA may refer any NDA, including applications for novel drug candidates which present difficult questions of safety or efficacy to an advisory committee to provide clinical insight on application review questions. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it considers such recommendations carefully when making final decisions on approval.

Before approving an NDA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent manufacture of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies as part of the review process and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

Under the Pediatric Research Equity Act (“PREA”), amendments to the FDCA, an NDA or supplement to an NDA must contain data that are adequate to assess the safety and efficacy of the product candidate for the claimed indications in all relevant pediatric populations and to support dosing and administration for each pediatric population for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The PREA requires a sponsor that is planning to submit a marketing application for a product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration to submit an initial Pediatric Study Plan, or PSP, within sixty days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 clinical trial. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including trial objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from pre-clinical studies, early-phase clinical trials or other clinical development programs.

The testing and approval process requires substantial time, effort and financial resources, and each may take several years to complete. The FDA may not grant approval on a timely basis, or at all, and we may encounter difficulties or unanticipated costs in our efforts to secure necessary governmental approvals, which could delay or preclude us from marketing its products. After the FDA evaluates an NDA and conducts inspections of the manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter (“CRL”). An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete and the application will not be approved in its present form. A CRL generally outlines the deficiencies in the submission and may require substantial additional testing, information or clarification for FDA to reconsider the application. The FDA may delay or refuse approval of an NDA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product. If a CRL is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application. If and when the deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the marketing application, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in response to an issued CRL in either two or six months depending on the type of information included. Even if such data and information are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval.

If regulatory approval of a product is granted, such approval is limited to the conditions of use (e.g., patient population, indication) described in the application and may entail further limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA with a Risk Evaluation and Mitigation Strategy (“REMS”) plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA determines the requirement for a REMS, as well as the specific REMS provisions, on a case-by-case basis. If the FDA concludes a REMS plan is needed, the sponsor of the NDA must submit a proposed REMS to obtain approval for the product. The FDA also may condition approval on, among other things, changes to proposed labeling (e.g., adding contraindications, warnings or precautions) or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing regulatory standards is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization and may limit further marketing of the product based on the results of these post-marketing studies. Some types of changes to an approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and separate FDA review and approval. In addition, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our products under development.

Fast Track, Priority Review, and Breakthrough Therapy Designations

A sponsor may seek approval of its product candidate under programs designed to accelerate FDA’s review and approval of new drugs that meet certain criteria. Specifically, new drugs are eligible for fast track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. Fast track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review once a marketing application is filed, meaning that the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the application, the FDA agrees to accept the sections and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the application. A fast track designated product candidate may also qualify for accelerated approval (described below) or priority review, under which the FDA sets the target date for FDA action on the NDA or biologics license application at six months after the FDA accepts the application for filing.

Priority review is granted when there is evidence that the proposed product would be a significant improvement in the safety or effectiveness of the treatment, diagnosis, or prevention of a serious condition. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting drug reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, or evidence of safety and effectiveness in a new subpopulation. If criteria are not met for priority review, the application is subject to the standard FDA review period of 10 months after FDA accepts the application for filing.

In addition, a sponsor may seek FDA designation of its product candidate as a breakthrough therapy if the product candidate is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the therapy may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough therapy designation provides all the features of fast track designation in addition to intensive guidance on an efficient development program beginning as early as Phase 1, and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review and regulatory staff in a proactive, collaborative, cross-disciplinary review, where appropriate. A drug designated as breakthrough therapy is also eligible for accelerated approval if the relevant criteria are met.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Fast track, priority review and breakthrough therapy designations do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval but may expedite the development or approval process.

Accelerated Approval

In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval from the FDA and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a drug or biologic when it has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality (“IMM”), and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform post-marketing clinical trials to verify and describe the predicted effect on IMM or other clinical endpoint, and the product may be subject to expedited withdrawal procedures. Drugs granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug or biologic, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints, but has indicated that such endpoints generally may support accelerated approval when the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate long-term clinical benefit of a drug.

The accelerated approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a drug, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. For example, accelerated approval has been used extensively in the development and approval of drugs for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large clinical trials to demonstrate a clinical or survival benefit.

The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the product candidate’s clinical benefit. As a result, a product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or to confirm the predicted clinical benefit of the product during post-marketing studies, would allow the FDA to withdraw approval of the product. As part of the Consolidated Appropriations Act for 2023, Congress provided FDA additional statutory authority to mitigate potential risks to patients from continued marketing of ineffective drugs or biologics previously granted accelerated approval. Under the act’s amendments to the FDCA, FDA may require the sponsor of a product granted accelerated approval to have a confirmatory trial underway prior to approval. The sponsor must also submit progress reports on a confirmatory trial every six months until the trial is complete, and such reports are published on FDA’s website. The amendments also give FDA the option of using expedited procedures to withdraw product approval if the sponsor’s confirmatory trial fails to verify the claimed clinical benefits of the product.

All promotional materials for product candidates being considered and approved under the accelerated approval program are subject to prior review by the FDA.

Patent term restoration

Depending upon the timing, duration and specifics of FDA approval of our product candidates, some of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act, informally known as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product candidate’s approval date. The patent term restoration period is generally one half of the time between the effective date of an IND and the submission date of an NDA, plus the time between the submission date of the NDA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved product candidate is eligible for the extension and the application for extension must be made prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restorations of patent term for some of our currently owned or licensed patents to add patent life beyond their current expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the relevant NDA.

Pediatric exclusivity

Pediatric exclusivity is a type of non-patent marketing exclusivity available in the United States and, if granted, it provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity or listed patents. This six-month exclusivity may be granted if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection cover the product are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve another application. The issuance of a written request does not require the sponsor to undertake the described studies.

Abbreviated new drug applications for generic drugs

In 1984, with passage of the Hatch-Waxman Act, which established an abbreviated regulatory scheme authorizing the FDA to approve generic drugs based on an innovator or “reference” product, Congress also enacted Section 505(b)(2) of the FDCA, which provides a hybrid pathway combining features of a traditional NDA and a generic drug application. To obtain approval of a generic drug, an applicant must submit an abbreviated new drug application (“ANDA”) to the agency. In support of such applications, a generic manufacturer may rely on the preclinical and clinical testing previously conducted for a drug product previously approved under an NDA, known as the reference-listed drug (“RLD”).

Specifically, in order for an ANDA to be approved, the FDA must find that the generic version is identical to the RLD with respect to the active ingredients, the route of administration, the dosage form, and the strength of the drug. At the same time, the FDA must also determine that the generic drug is “bioequivalent” to the innovator drug. Under the statute, a generic drug is bioequivalent to an RLD if “the rate and extent of absorption of the drug do not show a significant difference from the rate and extent of absorption of the listed drug.”

Upon approval of an ANDA, the FDA indicates whether the generic product is “therapeutically equivalent” to the RLD in its publication Approved Drug Products with Therapeutic Equivalence Evaluations, also referred to as the Orange Book. Clinicians and pharmacists consider a therapeutic equivalent generic drug to be fully substitutable for the RLD. In addition, by operation of certain state laws and numerous health insurance programs, the FDA’s designation of therapeutic equivalence often results in substitution of the generic drug without the knowledge or consent of either the prescribing clinicians or patient.

In contrast, Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. A Section 505(b)(2) applicant may eliminate the need to conduct certain preclinical or clinical studies, if it can establish that reliance on studies conducted for a previously-approved product is scientifically appropriate.

In addition, under the Hatch-Waxman Amendments, the FDA might not approve an ANDA or 505(b)(2) NDA until any applicable period of non-patent exclusivity for the RLD has expired. These market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a period of five years of non-patent data exclusivity for a new drug containing a new chemical entity. For the purposes of this provision, a new chemical entity (“NCE”), is a drug that contains no active moiety that has previously been approved by the FDA in any other NDA. An active moiety is the molecule or ion responsible for the physiological or pharmacological action of the drug substance. In cases where such NCE exclusivity has been granted, an ANDA or 505(b)(2) NDA may not be filed with the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application four years following the original product approval.

The FDCA also provides for a period of three years of exclusivity for an NDA, 505(b)(2) NDA or supplement thereto if one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted by or for the applicant are deemed by the FDA to be essential to the approval of the application. This three-year exclusivity period often protects changes to a previously approved drug product, such as a new dosage form, route of administration, combination or indication. The three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving follow-on applications for drugs containing the original active agent. Five-year and three-year exclusivity also will not delay the submission or approval of a traditional NDA filed under Section 505(b)(1) of the FDCA. However, an applicant submitting a traditional NDA would be required to either conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Hatch-Waxman Patent Certification and the 30-Month Stay

Upon approval of an NDA or a supplement thereto, NDA sponsors are required to list with the FDA each patent with claims that cover the applicant’s product or an approved method of using the product. Each of the patents listed by the NDA sponsor is published in the Orange Book. When an ANDA applicant files its application with the FDA, the applicant is required to certify to the FDA concerning any patents listed for the reference product in the Orange Book, except for patents covering methods of use for which the ANDA applicant is not seeking approval. To the extent that the Section 505(b)(2) NDA applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would.

Specifically, the applicant must certify with respect to each patent that:

I.	the required patent information has not been filed by the original applicant;

II.	the listed patent has expired;

III.	the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or

IV.	the listed patent is invalid, unenforceable or will not be infringed by the manufacture, use or sale of the new product.

If a Paragraph I or II certification is filed, the FDA may make approval of the application effective immediately upon completion of its review. If a Paragraph III certification is filed, the approval may be made effective on the patent expiration date specified in the application, although a tentative approval may be issued before that time. If an application contains a Paragraph IV certification, a series of events will be triggered, the outcome of which will determine the effective date of approval of the ANDA or 505(b)(2) application.

If the follow-on applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the follow-on application in question has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA or 505(b)(2) NDA until the earlier of 30 months after the receipt of the Paragraph IV notice, expiration of the patent, or a decision in the infringement case that is favorable to the ANDA or 505(b)(2) applicant. Alternatively, if the listed patent holder does not file a patent infringement lawsuit within the required 45-day period, the follow-on applicant’s ANDA or 505(b)(2) NDA will not be subject to the 30-month stay.

Post-Approval Requirements

Following approval of a new product, the manufacturer and the approved product are subject to pervasive and continuing regulation by the FDA, including, among other things, monitoring and recordkeeping activities, reporting of adverse experiences with the product, product sampling and distribution restrictions, complying with promotion and advertising requirements, which include restrictions on promoting drugs for unapproved uses or patient populations (i.e., “off-label use”) and limitations on industry-sponsored scientific and educational activities. The manufacturer and its products are also subject to similar post-approval requirements by regulatory authorities comparable to FDA in jurisdictions outside of the United States where the products are approved. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. If there are any modifications to the product, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or a supplement to an NDA, which may require the applicant to develop additional data or conduct additional nonclinical studies and clinical trials. The FDA may also place other conditions on approvals including the requirement for a REMS to assure the safe use of the product. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMPs. The cGMP regulations include requirements relating to organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports and returned or salvaged products. The manufacturing facilities for our product candidates must meet applicable cGMP requirements to the FDA's or comparable foreign regulatory authorities' satisfaction before any product is approved and our commercial products can be manufactured. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic prescheduled or unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. Future inspections by the FDA and other regulatory agencies may identify compliance issues at the facilities of our contract manufacturing organizations that may disrupt production or distribution or require substantial resources to correct. In addition, the discovery of conditions that violate these rules, including failure to conform to cGMPs, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA, including voluntary recall and regulatory sanctions as described below.

Once an approval or clearance of a drug is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

●	fines, warning letters or other enforcement-related letters or clinical holds on post-approval clinical trials;

●	refusal of the FDA to approve pending marketing applications or supplements to approved marketing authorizations, or suspension or revocation of product approvals;

●	product seizure or detention, or refusal to permit the import or export of products;

●	injunctions or the imposition of civil or criminal penalties; and

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consent decrees, corporate integrity agreements, debarment, or exclusion from federal health care programs; or mandated modification of promotional materials and labeling and the issuance of corrective information.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act (“PDMA”), which regulates the distribution of drugs and drug samples at the federal level and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution. Most recently, the Drug Supply Chain Security Act (“DSCSA”), was enacted with the aim of building an electronic system to identify and trace certain prescription drugs distributed in the United States. The DSCSA mandates phased-in and resource-intensive obligations for pharmaceutical manufacturers, wholesale distributors, and dispensers over a 10-year period that is expected to culminate in November 2023. From time to time, new legislation and regulations may be implemented that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. It is impossible to predict whether further legislative or regulatory changes will be enacted, whether FDA regulations, guidance or interpretations will be changed or what the impact of such changes, if any, may be.

Other U.S. Health Care Laws and Regulations

If our product candidates are approved in the United States, we will have to comply with various U.S. federal and state laws, rules and regulations pertaining to health care fraud and abuse, including anti-kickback laws and physician self-referral laws, rules and regulations. Violations of the fraud and abuse laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state health care programs, including Medicare and Medicaid. These laws include:

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The federal anti-kickback statute (“AKS”) prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or paying remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal health care program such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the AKS or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the AKS constitutes a false or fraudulent claim for purposes of the FCA or federal civil money penalties statute;

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The federal civil and criminal false claims laws and civil monetary penalty laws, including the federal False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment to, or approval by Medicare, Medicaid, or other federal healthcare programs, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or an obligation to pay or transmit money to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing or concealing an obligation to pay money to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payers if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

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The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) imposes criminal and civil liability for executing a scheme to defraud any health care benefit program or making false statements relating to health care matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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The federal transparency requirements under the Physician Payments Sunshine Act require manufacturers of FDA-approved drugs, devices, biologics and medical supplies covered by Medicare or Medicaid to report, on an annual basis, to the Department of Health and Human Services (HHS) information related to payments and other transfers of value to physicians, certain advanced non-physician health care practitioners, and teaching hospitals or to entities or individuals at the request of, or designated on behalf of, such physicians, non-physician health care practitioners, and teaching hospitals as well as certain ownership and investment interests held by physicians and their immediate family members; and

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Analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving health care items or services reimbursed by nongovernmental third-party payors, including private insurers.

The majority of states also have statutes or regulations similar to the aforementioned federal laws, some of which are broader in scope and apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines, or the relevant compliance guidance promulgated by the federal government, in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures to the extent that those laws impose requirements that are more stringent than the Physician Payments Sunshine Act. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of their exceptions and safe harbors, it is possible that business activities can be subject to challenge under one or more of such laws. The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry.

Ensuring that business arrangements with third parties comply with applicable healthcare laws and regulations is costly and time consuming. If business operations are found to be in violation of any of the laws described above or any other applicable governmental regulations a pharmaceutical manufacturer may be subject to penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from governmental funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings, additional reporting obligations and oversight if subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and curtailment or restructuring of operations, any of which could adversely affect a pharmaceutical manufacturer’s ability to operate its business and the results of its operations.

Pharmaceutical Coverage, Pricing, and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of products approved by the FDA and other government authorities. Sales of our products, when and if approved for marketing in the United States, will depend, in part, on the extent to which our products will be covered by third-party payors, such as federal, state, and foreign government healthcare programs, commercial insurance and managed healthcare organizations. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the approved products for a particular indication. In addition, these third-party payors are increasingly reducing reimbursements for medical products, drugs and services. Furthermore, the U.S. government, state legislatures and foreign governments have continued implementing cost containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Adoption of price controls and cost containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. Limited third-party reimbursement for our product candidates or a decision by a third-party payor not to cover our product candidates could reduce physician usage of our products once approved and have a material adverse effect on our sales, results of operations and financial condition.

Healthcare Reform

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product and therapeutic candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell product and therapeutic candidates that obtain marketing approval. The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product and therapeutic candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we otherwise may have obtained and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition and results of operations.

As previously mentioned, the primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and other third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medical products and services, implementing reductions in Medicare and other healthcare funding and applying new payment methodologies. In recent years, the U.S. Congress has considered reductions in Medicare reimbursement levels for medicines and biologics administered by physicians. The U.S. Centers for Medicare and Medicaid Services (“CMS”), the agency that administers the Medicare and Medicaid programs, also has authority to revise reimbursement rates and to implement coverage restrictions for some drugs and biologics. Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products we may market in the future. While Medicare regulations apply only to pharmaceutical benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from federal legislation or regulation may result in a similar reduction in payments from private payors.

The Biden Administration has indicated that lowering prescription drug prices is a priority. For example, in July 2021, President Biden issued a sweeping executive order on promoting competition in the American economy that includes several mandates pertaining to the pharmaceutical and healthcare insurance industries and called on HHS to release a comprehensive plan to combat high prescription drug prices. The drug pricing plan released by HHS in September 2021 in response to the executive order makes clear that the Biden Administration supports aggressive action to address rising drug prices, including allowing HHS to negotiate the cost of Medicare Part B and D drugs. It is unclear how other healthcare reform measures of the Biden administration will impact healthcare laws and regulations or our business.

In addition, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. Notably, the Creating and Restoring Equal Access to Equivalent Samples Act of 2019 (the “CREATES Act”), which became effective on December 20, 2019, addresses concerns articulated by both the FDA and others in the industry that some brand manufacturers have improperly restricted the distribution of their products, including by invoking the existence of a REMS for certain products, to deny generic and biosimilar product developers access to samples of brand products. Because generic and biosimilar product developers need samples to conduct certain comparative testing required by the FDA, some have attributed the inability to timely obtain samples as a cause of delay in the entry of generic and biosimilar products. To remedy this concern, the CREATES Act establishes a private cause of action that permits a generic or biosimilar product developer to sue the brand manufacturer to compel it to furnish the necessary samples on “commercially reasonable, market-based terms.” Whether and how generic and biosimilar product developments will use this new pathway, as well as the likely outcome of any legal challenges to provisions of the CREATES Act, remain highly uncertain and its potential effects on our future commercial products are unknown.

More recently, in August 2022, President Biden signed into the law the Inflation Reduction Act of 2022 (the “IRA”). Among other things, the IRA has multiple provisions that may impact the prices of drug products that are both sold into the Medicare program and throughout the United States. Starting in 2023, a manufacturer of a drug or biological product covered by Medicare Parts B or D must pay a rebate to the federal government if the drug product’s price increases faster than the rate of inflation. This calculation is made on a drug product by drug product basis and the amount of the rebate owed to the federal government is directly dependent on the volume of a drug product that is paid for by Medicare Parts B or D. Additionally, starting in payment year 2026, CMS will negotiate drug prices annually for a select number of single-source Part D drugs without generic or biosimilar competition. CMS will also negotiate drug prices for a select number of Part B drugs starting for payment year 2028. If a drug product is selected by CMS for negotiation, it is expected that the revenue generated from such drug will decrease.

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In December 2020, the U.S. Supreme Court held unanimously that federal law does not preempt the states’ ability to regulate pharmaceutical benefit managers (“PBMs”) and other members of the healthcare and pharmaceutical supply chain, an important decision that may lead to further and more aggressive efforts by states in this area. The Federal Trade Commission in mid-2022 also launched sweeping investigations into the practices of the PBM industry that could lead to additional federal and state legislative or regulatory proposals targeting such entities’ operations, pharmacy networks, or financial arrangements. Significant efforts to change the PBM industry as it currently exists in the United States may affect the entire pharmaceutical supply chain and the business of other stakeholders, including pharmaceutical developers like us. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing.

We expect that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved drug, which could have an adverse effect on customers for our product candidates. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

Human Capital

As of August 16, 2023, following the Merger, we had seven full-time employees and one part-time employee, three of whom have a Ph.D. or M.D. degree. We do not have any employees that are represented by a labor union or that have entered into a collective bargaining agreement with us.

Diversity and Inclusion

We believe that an inclusive culture is required to understand and develop products that benefit all patients. By embracing differences, we aim to foster an environment of respect and trust in an effort to facilitate creativity, spark passion, and help us achieve better outcomes for all those who work at and with us. We are committed to creating and maintaining a workplace free from discrimination or harassment, including on the basis of any class protected by applicable law, and our recruitment, hiring, development, training, compensation, and advancement practices are based on qualifications, performance, skills, and experience without regard to gender, race, or ethnicity. Our management team and employees are expected to exhibit and promote honest, ethical, and respectful conduct in the workplace, including adhering to the standards for appropriate behavior set forth in our code of conduct.

Compensation and Benefits

We operate in a highly competitive environment for human capital, particularly as we seek to attract and retain talent with relevant experience in the biotechnology and pharmaceutical sectors. Therefore, we strive to provide a total rewards package to our employees that is competitive with our peer companies, currently including competitive pay, a comprehensive healthcare benefits package, unlimited paid leave, a company-sponsored 401(k) savings plan, short-term and long-term disability, and other benefits, as well as remote working and flexible work schedules. We also offer every full-time employee the benefit of equity ownership through stock option grants. We believe these grants both help promote alignment between our employees and our stockholders and provide retention benefits, as the awards generally vest over a three-year period.

Safety and Wellness

We believe that health matters to everyone, and the safety health, and wellness of our employees is one of our top priorities. We are committed to developing and fostering a work environment that is safe, professional, and promotes teamwork, diversity, and trust in order to afford all of our employees the opportunity to contribute to the best of their abilities. In recent years, we have taken certain measures and responded to changes in our operational needs, including actions designed to further promote a safe work environment for our employees, including investing in technology solutions to support increased work-from-home capabilities.

Employee Development and Training

Our employees are encouraged to attend scientific, clinical, technological, and other relevant meetings and conferences and we strive to provide employees access to a broad set of internal resources intended to help them be successful, including a variety of training and educational materials. We have also implemented a comprehensive employee evaluation program tied to the achievement of individual, team, and company goals to help further support, retain, and develop our people and further promote alignment of interests between our employees and our stockholders.

Facilities

Our current headquarters are comprised of leased office space in Boston Massachusetts. The lease term is currently month-to-month at a rate of $2,800 per month. We also have a short-term agreement to utilize membership-based co-working space in Charlottesville, Virginia. Rent expense related to this agreement was approximately $2,000 for the six months ended June 30, 2023.

We believe the space is adequate to meet our near-term needs.

Legal Proceedings

On August 7, 2014, a complaint was filed in the Superior Court of Los Angeles County, California by Paul Feller, the former Chief Executive Officer of our legal predecessor under the caption Paul Feller v. RestorGenex Corporation, Pro Sports & Entertainment, Inc., ProElite, Inc. and Stratus Media Group, GmbH (Case No. BC553996). The complaint asserts various causes of action, including, among other things, promissory fraud, negligent misrepresentation, breach of contract, breach of employment agreement, breach of the covenant of good faith and fair dealing, violations of the California Labor Code and common counts. The plaintiff is seeking, among other things, compensatory damages in an undetermined amount, punitive damages, accrued interest and an award of attorneys’ fees and costs. On December 30, 2014, we filed a petition to compel arbitration and a motion to stay the action. On April 1, 2015, the plaintiff filed a petition in opposition to our petition to compel arbitration and a motion to stay the action. After a related hearing on April 14, 2015, the court granted our petition to compel arbitration and a motion to stay the action. On January 8, 2016, the plaintiff filed an arbitration demand with the American Arbitration Association. On November 19, 2018 at an Order to Show Cause Re Dismissal Hearing, the court found sufficient grounds not to dismiss the case and an arbitration hearing was scheduled, originally for November 2020 but later postponed due to the COVID-19 pandemic and related restrictions on gatherings in the State of California. In addition, following the November 2018 hearing, an automatic stay was placed on the arbitration in connection with the plaintiff filing for personal bankruptcy protection. On October 22, 2021, following a determination by the bankruptcy trustee not to pursue the claims and release them back to the plaintiff, the parties entered into a stipulation to abandon arbitration and return the matter to state court. A case management conference was held on February 23, 2022 at which an initial trial date of May 24, 2023 was set, and the parties have agreed to stipulate to mediation in advance of the trial. On October 20, 2022, the parties filed a joint stipulation to continue the trial and certain deadlines related to the mediation in order to allow plaintiff’s counsel to continue to seek treatment for an ongoing medical issue. On November 1, 2022, based on the parties’ joint stipulation, the court entered an order continuing the trial date to October 25, 2023. A joint stipulation to further continue the trial is currently pending.

We believe we have meritorious defenses to the claims and intend to litigate those defenses. However, at this stage, we are unable to predict the outcome and possible loss or range of loss, if any, associated with its resolution or any potential effect the matter may have on our financial position. Depending on the outcome or resolution of this matter, it could have a material effect on our consolidated financial position, results of operations and cash flows.

In addition, from time to time, we are subject to various pending or threatened legal actions and proceedings, including those that arise in the ordinary course of its business, which may include employment matters, breach of contract disputes and stockholder litigation. Such actions and proceedings are subject to many uncertainties and to outcomes that are not predictable with assurance and that may not be known for extended periods of time.

Available Information

We make available on or through our website certain reports that we file with or furnish to the SEC in accordance with Exchange Act. These include our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as any amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. We make this information available free of charge as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The SEC also maintains a website, www.sec.gov, that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC. We also make available, free of charge and through our website, the charters of the standing committees of our board of directors, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics.